As filed with the Securities and Exchange Commission on  October 10,
1996
Commission File Number:  333-8233

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                FORM S-1
                          REGISTRATION STATEMENT
                                 Under
                         The Securities Act of 1933

                         GRAND SLAM LICENSING, INC.

    INDIANA	                                  					      35- 1952027
(State or other	     (Primary Standard Industrial     (I.R.S. Employer
jurisdictions	        Classification Code Number)  Indemnification Number)
of incorporation
or organization)
                         401 Pennsylvania Parkway
                                 Suite 390
                        Indianapolis, Indiana 46280
                         Telephone:  (317) 575-5900
   (Address and telephone number of registrant's principal executive offices and principal place of business.)

                              Milton Thompson
                          401 Pennsylvania Parkway
                                 Suite 390
                        Indianapolis, Indiana 46280
                         Telephone:  (317) 575-5900
            (Name, address and telephone number of agent for service.)

                             with copies to:
                             Jody M .Walker
                             Attorney At Law
                         7841 South Garfield Way
                        Littleton, Colorado 80122

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 133, check the following box:   | x |

                  		CALCULATION OF REGISTRATION FEE

=============================================================
===============
Title of each			                    Proposed   Proposed          Amount of
class of	            Amount to be   offering   aggregate	     registration
securities	           registered     price		offering price	      fee,<F3>
----------------------------------------------------------------------------

 Common Stock,
  $.001 par value      65,000         1.50      $97,500          $33.62
A Warrants            200,000        .001<F2>      $200            $.07
 Common Stock<F4>	    200,000         5.00   $1,000,000         $344.83
Common Stock<F5> 	    556,050         1.50		 $  834,075	         $287.61
Common Stock<F6>       77,000	        1.50		 $  115,500	         $39.83
----------------------------------------------------------------------------
Total	                      				             $2,047,275	         $705.96

<F1>Represents Shares of common stock necessary to effect the distribution described in the Registration Statement.
<F2>Estimated solely for purposes of calculating the registration fee.
<F3>Represents 1/29 of 1% of the book value of the Shares of common stock issuable being registered.
<F4>Represents Common Stock underlying the A Warrants being
registered hereunder on behalf of the Selling Securityholders.
<F5>Represents Common Stock being registered hereunder on behalf of the Selling Securityholders.
<F6>Represents Common Stock to be issued upon conversion of the Class
C Preferred Shares and upon exercise of A Warrants underlying the Class C Preferred Shares on behalf of a Selling Shareholder

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.

                            GRAND SLAM LICENSING, INC.
                    Cross Reference Sheet between Items of Form S-1
                 and Prospectus Pursuant to 501(b) of Regulation S-K.

        Items in Form S-1                            Location in Prospectus

1.   Forepart of the Registration Statement
      and Outside Front Cover Page of
      Prospectus                                    Outside Front Cover Page.

2.   Inside Front and outside Back                  Inside Front Cover Page;
     Cover Pages of Prospectus                      Outside Back Cover Page;

3.   Summary Information & Risk Factors             Prospectus Summary;
                                                    Risk Factors.

4.   Use of Proceeds                                Use of Proceeds

5.   Determination of Offering Price                Not Applicable

6.   Dilution                                       Not Applicable

7.   Selling Security Holders                       Selling Security Holders

8.   Plan of Distribution                           Inside Front Cover Page;
                                                    Prospectus Summary;
                                                    The Distribution

9.   Description of Common Stock                    Outside Front Cover Page
      to be Registered                              Prospectus Summary;
                                                    Description of Securities

10.   Interest of Named Experts                     Interest of Named Experts
        and Counsel                                 and Counsel.

11.   Information with Respect to                   The Corporation; Legal
        the Registrant                              Proceedings; Market
                                                    Information of Common
                                                Shares; Financial Statements;
                                                    Selected Financial Data;
                                                   Management's Discussion and
                                                    Analysis of Financial
                                                    Condition, Management;
                                                    Certain Relationships and
                                                    Related Transactions;
                                                    Principal Shareholders.

12.	Statement as to Indemnification                 Management -
Indemnification.

              PRELIMINARY PROSPECTUS DATED OCTOBER 4, 1996
                                                    SUBJECT TO COMPLETION

                 65,000 Common Shares to be distributed
           556,050 Common Shares on behalf of Selling Shareholders
                          200,000 A Warrants
             200,000 Common Shares underlying the A Warrants
         77,000 Common Shares underlying the Class C Preferred Shares (includes 7,000 Common Shares underlying A Warrants to be issued upon conversion of Class C Preferred Shares)

                      GRAND SLAM LICENSING, INC.
                   Common Stock   ($.001 Par Value)

As more fully set forth herein, Pratt, Wylce & Lords, Ltd., a Nevada corporation ("Pratt"), proposes to distribute (the "Distribution") as soon as practicable after the effective date of this registration statement
1996 as a dividend to its shareholders of record at the close of business on July 21, 1995 (the "Record Date"), one share of the common stock, par value $.001 per share (the "Common Stock") of Grand Slam Licensing,
Inc., an Indiana corporation (the "Company"), for each forty shares of Pratt common stock, par value $.001 per share (the "Pratt Common Stock"), held
by each Pratt shareholder on the Record Date.   Pratt will distribute 65,000
Common Shares (40.63% of the 160,000 shares of Common Stock owned by it), which represents 4.89% of the Company's outstanding Common
Stock on the Record Date.   The Distribution will be made by Pratt without
the payment of any consideration by its shareholders. No fractional shares
will be distributed.   See "The Distribution."   The Common Shares of the
Company owned by Pratt that are not being distributed are being registered
for sale by Pratt as a selling shareholder.   The expenses of the Distribution
are estimated to be $33,705.96 and are to be paid by the Company.

Additionally, the Company is registering 556,050 common shares on behalf
of its selling security holders.   The Company is registering 70,000
common shares to be issued upon conversion of the Class C Preferred
Stock on behalf of Selling Shareholders (which shall be converted prior to the effectiveness of this registration) and 7,000 common shares to be issued upon exercise of A Warrants which shall be issue upon conversion of the Class C Preferred Stock.  The Company is also registering 200,000
A Warrants and the stock underlying said warrants on behalf of its selling
security holders.   The A Warrants are exercisable into one common share
at the purchase price of $5.00.   The A Warrants shall be effective for a
period of two years from the effective date of the registration statement and shall be redeemable by the Company at $.001 per A Warrant upon thirty days notice.

The 556,050 common shares being registered on behalf of selling security holders consist of 95,000 Common Shares on behalf of Pratt, Wylce & Lords, Ltd., 80,800 Common Shares on behalf of the Company's officers and directors, 329,200 Common Shares on behalf of shareholders who purchased in a previous private placement and 16,900 Common Shares to
other unaffiliated shareholders.   See "Selling Security Holders".

Prior to the date hereof, there has been no trading market for the Common Stock or Warrants of the Company. The Company has agreed to use its best efforts to apply for the quotation of its Common Stock on the Small
Cap of the National Association of Securities Dealers Automated Quotation
System ("NASDAQ").   The Company currently cannot meet either the
net equity or the total asset test for qualification on NASDAQ. There can be no assurance that the Common Stock will be quoted, that an active trading and/or a liquid market will develop or, if developed, that it will be maintained.


There are material risks in connection with the purchase of the securities. See Risk Factors, page 8

THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY
OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

Information contained herein is subject to completion or amendment.   A
registration statement relating to these securities has been filed with the
Securities and Exchange Commission.   These securities may not be sold
nor may offers to buy be accepted prior to the time the registration statement
becomes effective.   This prospectus shall not constitute an offer to sell or
the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

                       Available Information

The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. office, a Registration Statement on
Form S-1 (Registration No. 		) under the Securities Act of 1933, as
amended (the "Securities Act"), for the registration of the securities offered
hereby.   This Prospectus omits certain of the information contained in the
Registration Statement, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Company and the securities to which this Prospectus
relates.   Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration
Statement.   Each such statement is qualified in its entirety by such
reference.   Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected without charge at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Judiciary
Plaza, Washington, D.C. 20549 and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C.
20549 at prescribed rates.

Upon consummation of this offering and the Distribution, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. The reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Chicago Regional Office, Northwestern Atrium Center, 500
W. Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and the New York Regional Office, 7 World Trade Center, New York, New York
10048.   Copies of such material can be obtained from the Public Reference
Section of the Commission, Washington, D.C. 20549 at prescribed rates.



                      Reports to Security Holders

The Company will furnish to shareholders: (i) an annual report containing financial information examined and reported upon by its certified public accountants; (ii) unaudited financial statements for each of the first three quarters of the fiscal year; and (iii) additional information concerning the business and operations of the Company deemed appropriate by the Board of Directors.

The approximate date on which this Prospectus is first being sent to holders
of Pratt Common Stock is 		, 1996.

-----------------------------------------------------------------------------
                        TABLE OF CONTENTS
-----------------------------------------------------------------------------
PROSPECTUS SUMMARY                                                  9
RISK FACTORS                                                       14
THE DISTRIBUTION                                                   18
SELLING SECURITY HOLDERS                                           19
USE OF PROCEEDS                                                    23
THE COMPANY                                                        24
BUSINESS ACTIVITIES                                                26
MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION                                          28
 Trends and Uncertainties
 Capital and Source of Liquidity
 Results of Operations
CERTAIN TRANSACTIONS                                               33
MANAGEMENT                                                         34
 Officers and Directors
 Remuneration
 Indemnification
PRINCIPAL SHAREHOLDERS                                             39
SHARES ELIGIBLE FOR FUTURE SALE                                    41
NASDAQ LISTING                                                     41
DESCRIPTION OF SECURITIES                                          43
LEGAL MATTERS                                                      45
LEGAL PROCEEDINGS                                                  45
EXPERTS                                                            45
INTERESTS OF NAMED EXPERTS AND COUNSEL                             45

-----------------------------------------------------------------------------
                              PROSPECTUS SUMMARY
-----------------------------------------------------------------------------

The following summary is qualified in its entirety by the more detailed information, financial statements and notes to the financial statements including the notes thereto appearing elsewhere in this Prospectus.


THE COMPANY.                          The Company was incorporated in
                                      Indiana on April 28, 1995
                                      consolidating activities in the areas of
                                      the acquisition of licenses to use
                                      trademarks, logos, and photographic
                                      likenesses on collectibles, the design
                                     of those collectibles, the importation
                                      of those collectibles, and the
                                      marketing of the collectibles.   The
                                      Company also serves as a licensing
                                      agent and a consultant to
                                      manufacturers of other products
                                      seeking licenses to use marks,
                                      logos and photographic likenesses on
                                      their products.

                                      Prior to April 28, 1995, these
                                      activities took place within
                                      Grand Slam III, an Indiana limited
                                      partnership, which also provided
                                      contract advisor, negotiation, career
                                      planning and general management
                                      services for athletes, entertainers,
                                      media personalities and others and
                                      planning, management and
                                      sponsorship development for events.
                                      Grand Slam III remains in existence
                                      for those purposes. See "The Company."

                                      The Corporation's executive offices are
                                      located at 401 Pennsylvania Parkway,
                                      Suite 390, Indianapolis, Indiana 46280.
                                      Telephone No. (317) 575-5900.


DESCRIPTION OF SECURITIES.            The Corporation is authorized to
                                       issue Fifty Million (50,000,000)
                                      Common Shares, $.001 par value.


                                      The Corporation authorized a
                                      dividend to shareholders of record as of
                                      May 15, 1995 of 250 Class A
                                      Convertible Preferred Shares ("Class A
                                      Preferred") and 800 Class B
                                      Convertible Preferred Shares (Class B
                                      Preferred").   The Class A Preferred
                                      shall be convertible at a rate of 1,000
                                      shares of common stock for each
                                      share of Class A Preferred.
                                      Conversion will be authorized upon the
                                      first fiscal year that the Corporation
                                      attains at least $1,000,000 in audited
                                      after tax profits.   Class B Preferred
                                      shall be convertible at a rate of 1,000
                                      shares of common stock for each share
                                      of Class B Preferred.   The Class B
                                      Preferred shall be convertible upon
                                      completion of the first fiscal year that
                                      the Corporation attains audited after tax
                                      profits of at least $3,000,000.

                                      During September, 1995, the Corporation
                                      authorized 1,000 Class C Preferred
                                      Shares.   Each Class C Preferred Share is
                                      convertible, after four months from the
                                      purchase date, into 100 Common Shares
                                      and One "A" Warrant to purchase 10
                                      additional Common Shares at $5.00 per
                                      share.   The Class C Preferred Stock is
                                      not entitled to voting rights or
                                      dividends. There are currently 700 Class C
                                      Preferred Shares issued and outstanding.

                                      Additionally, the Board of Directors of
                                      the Corporation authorized a dividend
                                      distribution of 200,000 A Warrants on a
                                      pro rata basis to the shareholders of
                                      record as of May 15, 1995.   The A
                                      Warrants shall be exercisable for a period
                                      of two years from the effective date of
                                      the registration statement. The A Warrants
                                      shall be exercisable into Common Shares
                                      of the Corporation at the exercise price
                                      of $5.00 per Common Share.
                                      See "Description of Securities."


THE DISTRIBUTION.

    Securities Being Distributed      65,000 shares of the Company's
                                      Common Stock.

    Purpose of Distribution           To enhance the Company's ability to
                                      raise additional capital, if necessary,
                                      in the future.

    Shares of Common Stock
      Outstanding
      After Distribution              1,329,100 shares of Common Stock.

      Distributing Company            Pratt, Wylce & Lords, Ltd., a Nevada
                                      corporation.

      Distribution Ratio              One share of Common Stock for
                                      every Forty shares of Pratt
                                      Common Stock owned of record on
                                      May 31, 1996 (the "Record Date").

USE OF PROCEEDS                       The securities to which this
                                      Prospectus relates are being
                                      distributed to holders of Pratt
                                      Common Stock as a dividend
                                      and neither the Company nor Pratt
                                      will receive any cash or other
                                      proceeds in connection with the
                                      Distribution.

                                      Additionally this Prospectus relates to
                                      securities being registered on behalf
                                      of selling securityholders and the
                                      Company will not receive any cash or
                                      other proceeds in connection with the
                                      subsequent sale.   Any proceeds
                                      received from the subsequent exercise
                                      of the A Warrants shall be used
                                      as working capital and to expand
                                      operations.

RISK FACTORS                          There are material risks, such as
                                      uncertainty of future financial results,
                                      liquidity dependent on additional
                                      capital and debt financing and risks
                                      related to the pin sale industry, in
                                      connection with the purchase of the
                                      securities. See "Risk Factors."

MARKET FOR COMMON STOCK
   AND A WARRANTS.                    Prior to the date hereof, there has been
                                      no trading market for the Common
                                      Stock or A Warrants of the Company.
                                      The Company has agreed to use its
                                      best efforts to apply for the quotation of
                                      its Common Stock on the Small Cap of
                                      the National Association of Securities
                                      Dealers Automated Quotation System

                                      ("NASDAQ").   The Company currently
                                      cannot meet either the net equity or the
                                      total asset test for qualification on
                                      NASDAQ.  There can be no assurance
                                      that the Common Stock will be quoted,
                                      that an active trading and/or a liquid
                                      market will develop or, if developed, that
                                      it will be maintained.   See "Risk
                                      Factors" and "NASDAQ Listing."

RESALES BY SELLING
     SHAREHOLDERS.                    This Prospectus relates to 626,050
                                      Common Shares being registered on
                                      behalf of selling securityholders.
                                      The Company will not receive any
                                      cash or other proceeds in connection
                                      with the subsequent sale.

DIVIDEND POLICY                       The Company does not currently
                                      intend to pay regular cash dividends
                                      on its Common Stock;  such policy
                                      will be reviewed by the Company's
                                      Board of Directors from time to time
                                      in light of, among other things, the
                                      Company's earnings and financial
                                      position.   See "Risk Factors."

TRANSFER AGENT                        The Company shall act as its own
                                      Transfer Agent until after completion
                                 					of the Offering.

SELECTED FINANCIAL
     INFORMATION.                     The selected financial information
                                      presented below under the captions
                                      and "Balance Sheet" as of the ten
                                      months ended October 31, 1995 and
                                      December 31, 1994 and "Statement of
                                      Operations" for the ten months ended
                                      October 31, 1995 and for the years
                                      ended December 31, 1993 and 1995
                                      are derived from the audited financial
                                      statements of the Company.

                                      The selected financial information
                                      presented  below under the captions
                                      "Balance Sheet" as of July 31, 1996 and
                                      1995 and the Statement of Operations
                                      for the nine months ended July 31, 1996
                                      and 1995 is derived from the unaudited
                                      financial statements of the Company.
                                      The Balance Sheet and Statement of
                                      Operations have not been audited by
                                      independent certified public accountants

                                      however, in the opinion of management,
                                      all adjustments (which include only
                                      normal recurring adjustments) have been
                                      made in order to present fairly the
                                      operations for this period.   See
                                      "Management's Discussion and Analysis
                                      of Financial Condition" and "Financial
                                      Statements."

                                    BALANCE SHEET
                          December 31,   October 31,    July 31,
                              1994         1995           1996

Total Assets                $45,924       $608,614      $742,080

Total Liabilities           $36,625       $139,755      $481,080

Total Stockholders'
 Equity (Deficit)           $ 9,299       $468,859      $261,000

Total Liabilities &
  Stockholders' Equity      $45,924       $608,614      $742,080


                               STATEMENT OF OPERATIONS
                              From                    For Ten   For Nine     For Nine
                           inception     For Year     Months     Months      Months
                         (April, 1993)    Ended        Ended     Ended       Ended
                           to Dec. 31    Dec. 31,     Oct. 31   July 31,    July 31,
                             1993         1994         1995       1996       1995
Revenues from continuing
   operations               $191,057    $178,099    $125,796   $404,325      $32,940

Income (Loss) from
 continuing operations
                            (197,828)    (73,644)    (38,246)  (229,803)    (89,700)
Nonoperating Income
 (Expense)                  (334,393)          -           -          -    (247,500)
Provision (Credit) For
 Income Taxes                      -           -           -          -           -
Net income (loss)
                            (532,221)    (73,644)    (38,246)  (227,627)   (337,711)
Net income (loss) per common
share of outstanding stock
                            $  (0.53)   $  (0.09)   $  (0.05)    $(0.17)     $(0.32)

-----------------------------------------------------------------------------
                              RISK FACTORS
-----------------------------------------------------------------------------

In analyzing this offering, prospective investors should read this entire Prospectus and carefully consider, among other things, the following Risk
Factors:

Uncertainty of Future Financial Results.    The Company has experienced
accumulated losses from operations to date and future financial results are uncertain. As such, there can be no assurance that the Company can be operated in a profitable manner. Profitability depends upon many factors, including the success of the Company's marketing program, the maintenance or reduction of expense levels and the success of the
Company's business activities.   The Company has accumulated losses
from operations as of April 30, 1996 of $693,702 .   Lacking future
profitable operations, the Company will require additional capital. Even if the Company obtains future financing or revenues to expand operations, increased production or marketing expenses would adversely affect liquidity of the Company. See FINANCIAL STATEMENTS.

Liquidity Dependent on Additional Capital and Debt Financing.   On a long
term basis, liquidity is dependent on increased revenues from operations,
additional infusions of capital and debt financing.   The Company, to date,
has relied principally upon a revolving line of credit with an Indianapolis
financial institution for additional financing.   The Company believes
that this additional financing in the short term will allow the Company to increase its marketing and sales efforts and thereafter result in increased revenue and greater liquidity in the long term. No other means of arranging additional capital are contemplated at this time. However, there can be no assurance that the Company would, if required, be able to obtain additional equity or debt financing in the future, if at all.

Risks Relating to Sports Stoppages.   Sports stoppages such as the baseball
and hockey strikes could have an adverse effect on the operations of the
Company.    Even though the Company has attempted to diversity into
entertainment licenses and to emphasize individual, as opposed to term, sports, there can be no assurance that such attempts will be successful in offsetting the inherent risks associated with team sports stoppages.


Competition.   There is significant competition in the collector pin and
souvenir industry, particularly the logo pin market. The Corporation will be competing with established companies and other entities (many of which
may possess substantially greater resources than the Corporation).   Almost
all of the companies with which the Corporation competes are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than the Corporation now has, or will have in the foreseeable future. It is also likely that other competitors will emerge in the near future. There is no assurance that the Corporation will continue to compete successfully with other established collector pin and souvenir enterprises. The Corporation shall compete on the basis of quality and on public taste in addition to a price basis. Inability to compete successfully might result in increased costs, reduced yields and additional risks to the investors herein. See THE CORPORATION - Competition.

No Ability to Control Affairs of the Company.   The majority shareholders
and the officers and directors of the Company as a group own over 60.79%
of all of the outstanding common shares of the Company. As a result, these individuals have the ability to control the affairs of the Company. Therefore, the success of the Company's operations is dependent upon the management expertise, judgment and experience of its officers and
directors.   See MANAGEMENT and PRINCIPAL SHAREHOLDERS.


Dependence on Key Individuals.  The future success of the Company is highly dependent upon the Company's ability to attract and retain qualified
key employees.   Other than the employment agreement with Milton
Thompson, the Company has not yet entered into definitive employment
agreements with any such individuals.   The inability to attract and retain
these individuals for the long term would have a material impact upon the business of the Company. See COMPANY - Employees and
MANAGEMENT.

Lack of Experience of Management.   The financial success of the Company
is partly dependent upon the management expertise and judgment of its
officers regarding the promotion of its products.   The current officers all
have prior management experience with large and small businesses and
Milton Thompson, Harold Thompson and Joel Stein all have specific prior experience in the specific type of product promotion being conducted by the
Company.    The officers and directors will have the exclusive authority to manage and control and make all decisions regarding the business and
affairs of the Company.   There can be no assurance that management will
be able to successfully conduct the operations of the Company due to this lack of experience.

The current officers of the Company devote all of their time to the affairs of
the Company.    The remaining directors spend as much time as deemed
necessary on the corporate business affairs (estimated to be approximately
80% of their time) but are not required nor expected to devote their entire time or efforts to the Company's business and affairs. Milton Thompson is currently President, Treasurer and Director. Dennis DeYoung serves as Vice President, Secretary and a Director, Harold Thompson and Joel Stein serve as Directors.

Conflicts of Interest.    Milton Thompson is general partner of Grand Slam
III, an affiliated company, Harold Thompson is responsible for procurement, marketing and merchandising licensed products for Grand
Slam III and Joel Stein helped found Grand Slam III.   As a result, conflicts
of interest may arise.   The directors shall immediately notify the other
directors of any possible conflict which may arise due to their involvement
with other businesses.   The interested directors in any conflict shall refrain

from voting on any matter in which a conflict of interest has arisen.    The
Company has adopted a policy that any transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms which are fair and reasonable to the Company and approved by a majority of the disinterested directors of
the Company's Board of Directors.   For further discussion see
Management -
Conflicts of Interest Policy.   There can be no assurance that such other
activities will not interfere with the officers' and directors' ability to discharge their obligation herein.

Benefit to Management. Although currently, the officers and directors have received minimal compensation and common shares for their services, the Company may, in the future, compensate the Company's management with substantial salaries and other benefits. Even though no compensation plan has been proposed or agreed upon, the payment of future salaries and the costs of these benefits may be a burden on the Company and may be a factor in limiting or preventing the Company from achieving profitable operations in the future. However, the Company would not continue to compensate management with such substantial salaries and other benefits under circumstances where to do so would have a material negative effect on the Company's financial condition. See MANAGEMENT -
Remuneration.

Arbitrarily Determined Warrant Exercise Price. The exercise price of the A Warrants being registered on behalf of the Selling Security holders was established arbitrarily by the Company with no direct relationship to the original offering price or the Company's assets, book value, shareholder's equity or any other recognized criterion of value. Accordingly, the A Warrants can be considered to have little or no value at the present time.

No Assurance of Public Market for Securities. There is no market for the securities of the Company and there can be no assurance that an established trading market (or any public market) will develop at the conclusion of this Offering, or that if developed, it would be sustained, or that the securities distributed hereunder may be resold at their original book value price or at any other price. Any market for the securities of the Company that may develop will, in all likelihood, be a substantially limited one.

Effect of Future Sales of Shares and Uncertainty of Market Development.
Upon completion of the distribution and a successful completion of the registration of warrants herein the Company will have 1,329,100 common shares outstanding, of which the Warrants and underlying Shares registered in this Offering will be freely tradable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"). Upon the effective date of this Registration Statement, 556,050 of the currently 1,329,100 restricted Shares subject to certain limitations of Rule 144 of the
Securities Act will become available for public sale.   This does not include
any Common Shares underlying the Class A, Class B or Class C Preferred
Shares or A Warrants.    No assurance can be given that the availability of
such Shares for sale will not have an adverse impact on the market price of the Company's Shares, should one develop. Prior to this Offering, there has been little public market for any securities of this Company.

Management of the Company cannot predict to what extent a secondary market in the Shares will develop and provide liquidity for holders of the Shares. See SALE OF SHARES PURSUANT TO RULE 144 and
MARKET INFORMATION ON
COMMON SHARES.


Possible Restrictions to Sales of Company Securities.   After the
effectiveness of this registration statement and until the Company obtains a listing on NASDAQ, if ever, the Company's securities will be covered by a Rule 15c2-6 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse).  For transactions covered by the rule, the broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in designated securities, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determined, based on the information required by paragraph (i) that transactions in designated securities are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in designated securities; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph
(ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and
stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of
the written statement.   A designated security means any equity security
other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; or . . . (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the
transaction with the person.   Consequently, the rule may affect the ability
of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this Offering to sell their shares in the secondary
market.   See NASDAQ Listing - Broker-Dealer Sales of Company's
Securities.

Lack of Dividends. There can be no assurance that the continued operations of the Company will result in any revenues or will be profitable. At the present time, the Company intends to use any earnings which may be generated to finance the growth of the Company's business. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, the Company does not presently intend to pay dividends and there can be no assurance that dividends will ever be paid. See DIVIDEND POLICY.

Vulnerability to Fluctuations in Economy. Demand for the Company's proposed products is dependent on, among other things, general economic conditions which are cyclical in nature. Prolonged recessionary periods may be damaging to the Company.


----------------------------------------------------------------------------
                              THE DISTRIBUTION
----------------------------------------------------------------------------

On April 12, 1995, the Company entered into a consulting agreement on with Pratt, Wylce & Lords, Ltd. ("Pratt") to assist the Company in its capitalization and the obtainment of additional financing. To date, Pratt provided consulting services regarding capital structuring, initial equity
financing, and preparation of a registration statement.    The term of the
agreement is for one year from April 12, 1995.   As partial payment for
consulting services, the Company issued 165,000 of its Common Shares to Pratt, of which 65,000 Common Shares are to be registered and distributed to Pratt shareholders. Additionally, 32,000 Common Shares were issued to Alan Filson, (issued prior to Mr. Filson becoming a director of Pratt). In addition, Pratt has received cash compensation of $30,000 and Alan Filson received cash compensation of $10,000.

After careful study and review and based upon the terms of its consulting agreement with the Company, the Board of Directors of Pratt determined that it would be in the best interests of Pratt and its shareholders to distribute a portion of the Company's Common Shares held by Pratt to its shareholders. In addition, the Company and Pratt determined that such a
distribution would be in the best interests of the Company.   Pratt
shareholder's may realize economic benefits from the sale of any Common
Stock distribution if a market for the Company's Common Stock develops,
although there can be no assurances that any such market will result.   Pratt
and the Company believe that the distribution to Pratt's shareholders, which will result in an increased shareholder base of the Company, will be an advantage to the Company at such time as the Company may require
additional capital and/or make application to NASDAQ Small Cap.   The
increased shareholder base of approximately 1,321 shareholders represents an increase in potential future purchasers of additional stock in any subsequent offering or in the stock market if these individuals are satisfied with the performance of the Company's operations.

Accordingly, after obtaining the approval of the independent directors on Pratt's Board of Directors, the Board of Directors of Pratt declared a dividend pursuant to which, as soon as practicable after the effective date of the registration statement, 65,000 shares of the issued and outstanding
Common Stock of the Company, constituting 39.39% of the shares of
Common Stock owned by Pratt, will be distributed to the shareholders of record of Pratt as of May 31, 1996 on the basis of one share of Common
Stock for each forty shares of Pratt Common Stock held.   The shares of
Common Stock are being distributed by Pratt as a dividend to holders of
Pratt Common Stock and neither the Company nor Pratt will receive any
cash or other proceeds in connection with the Distribution.   No fractional
shares of Common Stock will be issued. Pratt had approximately 1,321
shareholders of record on the Record Date.   The Pratt Common Stock is
quoted over-the-counter under the symbol "PWLS".


In order to comply with certain provisions of Indiana corporate law, on
	, 1996 (the "Payment Date') Pratt deposited the shares of Common
Stock to be distributed with Florida Atlantic Stock Transfer, Inc. (the
"Depositary").   The Depositary will hold such shares for the benefit of Pratt
shareholders on the Record Date.   The terms of the agreement with the
Depositary provides that the shares will be released promptly after the Registration Statement to which this Prospectus relates is declared effective
by the Commission.   However, if the Registration Statement is not declared
effective prior to May 31, 1997, then, unless such date is changed by notice to the Depositary from the Company, the Depositary shall return all such shares to Pratt without effecting the distribution.


----------------------------------------------------------------------------
                         SELLING SECURITY HOLDERS
----------------------------------------------------------------------------

The Company shall register pursuant to this prospectus 626,050 Common
Shares currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the Common Shares being registered on behalf of the selling shareholders.

Name	   	       Amount         Total     % Owned    Amount     % Owned
                Being         Number     Prior to    Owned      After
     		       Registered     of Shares   Offering    After     Offering

Offering
Lisa Railing     10,000        10,000       .75%        0          0%
Kerry Kenna       3,000         3,000       .23%        0          0%
Frances Stewart   3,000         3,000       .23%        0          0%
Alan Fiering      3,000         3,000       .23%        0          0%
William Paton     9,000         9,000       .68%        0          0%
Elaine Paton      9,000         9,000       .68%        0          0%

William Paton
  IRA             9,000         9,000       .68%        0          0%
Robert Gerner     3,000         3,000       .23%        0          0%
Lauren Tracy      3,000         3,000       .23%        0          0%
Thomas Hayden     3,000         3,000       .23%        0          0%
Robert Kemmerer  30,000        30,000       2.3%        0          0%
Robert & Alisa
     DeStefano    3,000         3,000       .23%        0          0%
Lois Zoll         3,000         3,000       .23%        0          0%
Carol & Paul Rice 3,000         3,000       .23%        0          0%
RE Hunt Trust     3,000         3,000       .23%        0          0%
Johnny &
    Barbara Wong  3,000         3,000       .23%        0          0%
Francis Hong      3,500         3,500       .26%        0          0%
Elizabeth Gheen   3,000         3,000       .23%        0          0%
Kellye Moore      3,000         3,000       .23%        0          0%
Julius & Jean
  Richmond        6,000         6,000       .46%        0          0%
Chloe Green       3,000         3,000       .23%        0          0%
Robert Brown      5,000         5,000       .38%        0          0%
Shirley Jean
     Carroll      3,000         3,000       .23%        0          0%
Myron Wolf        3,000         3,000       .23%        0          0%
Jeff McGuire      3,000         3,000       .23%        0          0%
Michael Tower     6,000         6,000       .46%        0          0%
Dominic & Julie
   Cippola        3,000         3,000       .23%        0          0%
Bradley Mays      4,000         4,000       .30%        0          0%
Donald Burdsall   3,000         3,000       .23%        0          0%
Michael Campbell  3,000         3,000       .23%        0          0%
William Brady &
    James Curtis  3,000         3,000       .23%        0          0%
Richard Roberts   3,000         3,000       .23%        0          0%
James Haines      3,334         3,334       .25%        0          0%
Domenic
   Angelicchio    4,000         4,000       .30%        0          0%
Butch Cameron     3,000         3,000       .23%        0          0%
Thomas Kaminski  20,000        20,000       1.5%        0          0%
Greg Brown        5,000         5,000       .38%        0          0%
Joseph Kack       3,000         3,000       .23%        0          0%
Bradley Beck      5,333         5,333       .40%        0          0%
Clifford Jaebker  6,100         6,100       .46%        0          0%
William Taylor    6,000         6,000       .46%        0          0%
CarolAnn Mihalik  3,000         3,000       .23%        0          0%
Larry Konfirst    9,000         9,000       .68%        0          0%
Richard Payne     3,333         3,333       .25%        0          0%
Malcolm Thompson  3,000         3,000       .23%        0          0%
Ethel Thompson &
   Verna Saunders 3,000         3,000       .23%        0          0%
Terrence Dooher   4,000         4,000       .30%        0          0%
Gerald Dooher     3,000         3,000       .23%        0          0%
Stephen Jones     3,000         3,000       .23%        0          0%

Karen & Donald
      Matthews    3,000         3,000       .23%        0          0%
Nicholas Deets   10,000        10,000       .75%        0          0%
Charles Poulsen   3,500         3,500       .26%        0          0%
Ora Elliott       6,000         6,000       .46%        0          0%
William Thompson  3,000         3,000       .23%        0          0%
Gary Muncy       12,000        12,000       .90%        0          0%
Gavin Hart        6,000         6,000       .46%        0          0%
David Solotkin    6,000         6,000       .46%        0          0%
Daniel Carlson    3,000         3,000       .23%        0          0%
Robin Cipolla     3,000         3,000       .23%        0          0%
Fred Yde          3,000         3,000       .23%        0          0%
R.K. Hunter       3,000         3,000       .23%        0          0%
Roger Burch       6,000         6,000       .46%        0          0%
Steven Worland    3,000         3,000       .23%        0          0%
Donna Stocker     3,000         3,000       .23%        0          0%
Jay Rifkind       3,000         3,000       .23%        0          0%
Robert Kube       3,000         3,000       .23%        0          0%
Roger Vosti       3,000         3,000       .23%        0          0%
Mitsui & Betsy
      Tatsugawa   4,000         4,000       .30%        0          0%
Stephen Jones     3,000         3,000       .23%        0          0%
James C. and Dorothy
  Jane Filson Revocable
   Living Trust   7,000         7,000       .53%        0          0%
Patrick J.
   O'Toole        5,000         5,000       .38%        0          0%

Milton
  Thompson<F1>   32,320       323,200      4.32%  290,880      21.89%
Dennis
    DeYoung<F2>  32,320       323,200      4.32%  290,880      21.89%

Harold
   Thompson<F3>   8,080        80,800      6.08%   72,720       5.47%
Joel Stein <F4>   8,080        80,800      6.08%   72,720       5.47%
Pratt, Wylce &
 Lords, Ltd.<F5> 95,000       160,000     12.04%        0          0%
Alan Filson      34,150        34,150      2.57%        0          0%

Hugh & Marianne  70,000        70,000      5.27%        0          0%
      Baker<F6>

 <F1> Milton Thompson is currently President, Treasurer and a Director of the Company.
<F2>Dennis DeYoung is currently Vice President, Secretary and a Director of the Company.
<F3> Harold Thompson is currently a Director of the Company.
<F4> Joel Stein is currently a Director of the Company.
<F5> Pratt, Wylce & Lords, Ltd. is distributing 65,000 of its common
shares to its shareholders.   These common shares are being registered in
this Offering.


<F6>Assumes conversion of the Class C Preferred Shares owned by
Hugh and Marianne Baker prior to or at effective date of registration statement.

The Company shall register pursuant to this prospectus the A Warrants and the common shares underlying 200,000 A Warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding warrants. The amount and percentage owned after the offering assumes the sale of all of the A Warrants and does not include any Common Shares underlying the A Warrants being registered on behalf of the selling security holders.


Name and Amount            Total Number Of         %       Amount       %
Being Registered              A Warrants         Owned     Owned      Owned
 Registered                     Owned          Prior to    After      After
                                               Offering   Offering  Offering
Milton Thompson
 - 80,000                        80,000           40%        0         0%

Dennis DeYoung
  - 80,000                       80,000           40%        0         0%

Harold Thompson
 - 20,000                        20,000           10%        0         0%

Joel Stein
  - 20,000                       20,000           10%        0         0%

Additionally, the Corporation shall register pursuant to this prospectus, the 7,000 Common Shares which may be issued upon exercise of the 700 A Warrants which are issuable to Hugh and Marianne Baker upon conversion of the Class C Preferred Stock into Common
Shares.

The A Warrants themselves are also being registered pursuant to this prospectus and shall be freely tradable upon the effective date of this
registration statement.   The Company does not intend to actively pursue a
market in the A Warrants.

-----------------------------------------------------------------------------
                               USE OF PROCEEDS
-----------------------------------------------------------------------------

The securities to which this Prospectus relates are being distributed to holders of Pratt Common Stock as a dividend and neither the Company nor Pratt will receive any cash or other proceeds in connection with the Distribution.

Additionally, securities are being registered on behalf of the selling securityholders and the Company will not receive any cash or other proceeds in connection with the subsequent sale.  Any proceeds received from the subsequent exercise of the A Warrants shall be used as working capital and to expand operations. Due to the uncertainty of the timing and amount of actual funds which may received upon exercise of the A
Warrants, no specific breakdown of uses have been established by the
Company.   The aggregate amount of proceeds if all of the A Warrants are exercise is $1,000,000. If all of the A Warrants are exercised, the proceeds shall be utilized over a twelve month period.


----------------------------------------------------------------------------
                                THE COMPANY
----------------------------------------------------------------------------

The Company.   The Company was incorporated in Indiana on April 28,
1995 consolidating activities in the areas of the acquisition of licenses to use trademarks, logos, and photographic likenesses on collectibles, the design of those collectibles, the importation of those collectibles, and the marketing
of the collectibles.   The Company also serves as a licensing agent and a
consultant to manufacturers of other products seeking licenses to use marks,
logos and photographic likenesses on their products.   Prior to April 28,
1995, these activities took place within Grand Slam III, an Indiana limited partnership, which also provided contract advisor, negotiation, career planning and general management services for athletes, entertainers, media personalities and others and planning, management and sponsorship
development for events.   Grand Slam III remains in existence for those
purposes.

Grand Slam, an Indiana Limited Partnership was founded in 1982 to provide professional representation primarily for athletes, but, also for entertainers, other personalities and events. Grand Slam was terminated in
1988.   Grand Slam II, a predecessor to Grand Slam III, an Indiana Limited
Partnership was created in 1988 to begin to aggressively seek licenses to use logos and marks in the design, importation and manufacturing of
collectible pins and related jewelry.   At the same time, Sports Ventures was
created, again as an Indiana Limited Partnership, by the same principals as Grand Slam II, to maintain the original lines of business relating to professional representation. In 1991, the principals determined to reorganize and divide the assets of these two (2) partnerships , with the athletes currently under contract going to the Sports Ventures successor, Sport Ventures II, and the licenses going to a successor to Grand Slam II,
Grand Slam III.   Grand Slam III retained the right and actively sought to
provide events in competition with Sports Ventures II.

Grand Slam III engaged in the provision of services to athletes, entertainers, media professionals, other personalities and events in the areas of contract development and negotiation, career, planning, general management, solicitation of, and evaluation of endorsement and sponsorship proposals.
Grand Slam III also sought to acquire the rights (licenses) to use trademarks and logos to use in the design and importation of its own line of collectibles, including lapel pins, pin collector sets, key chains, earrings and related items.

The Company's executive offices are located at 401 Pennsylvania
Parkway, Suite 390, Indianapolis, Indiana 46280. Telephone No. (317) 575-5900. These offices consist of 2,575 square feet provided, as a part of a total agreement for $10,000 per month with Grand Slam III to provide office space, storage, access to office equipment and management services.

Business Objective. The operations and objectives of the Company are the acquisition of licenses from sports and entertainment entities and personalities for the use of logos and other marks and individual photographic images to manufacture lapel pins, photo pins and similar collectible souvenir memorabilia.

Employees. As of the date of this prospectus, the Corporation has five full time employees, one retained lawyer and one part time independent
contractor working on commission.  See "RISK FACTORS."   The
Corporation will, as operations demand, sub-contract the balance of its personnel through independent contractors or hire additional employees.

Competition. There is significant competition in the collector pin and related souvenir industry, particularly the logo pin market. The Corporation will be competing with established companies and other entities (many of which
may possess substantially greater resources than the Corporation.   Almost
all of the companies with which the Corporation competes are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than the Corporation now has, or will have in the foreseeable future. It is also likely that other competitors will emerge in the near future. There is no assurance that the Corporation will continue to compete successfully with other established collector pin and related souvenir enterprises. The Corporation shall compete on the basis of quality and on public taste in addition to a price basis. Inability to compete successfully might result in increased costs, reduced yields and additional risks to the investors herein.

Consulting Agreement.   On April 12, 1995, Grand Slam II entered into a
consulting agreement on with Pratt, Wylce & Lords, Ltd. ("Pratt") to assist Grand Slam III in its capitalization and the obtainment of additional financing. On April 28, 1995, the consulting agreement was assigned to the
Company.   To date, Pratt provided consulting services regarding
 capital structuring, initial equity financing, and preparation of a registration statement. The term of the agreement is for one year from
April 12, 1995.   The agreement has been extended verbally by mutual
consent of the parties.   To date, Pratt has received 160,000 Common
Shares valid at $1.50 per common share which represents 12.04% of the
currently outstanding common stock of the Company.    As a result, Pratt
would be deemed to be an affiliate of the Company.    Subsequent to the
distribution pursuant to this registration statement, Pratt shall be a nonaffiliate owning 7.15% of the total outstanding common shares of the Company. In addition, Pratt received total cash compensation of $30,000.

Pratt is to received further compensation of $25,000 upon filing of the registration statement and $10,500 upon the effective date of the registration
statement.   The $25,000 has been billed but not yet received by Pratt.
Alan Filson, (prior to becoming a director of Pratt) received cash compensation of $10,000 and 32,000 Common Shares pursuant to the consulting agreement.


-----------------------------------------------------------------------------
                        BUSINESS ACTIVITIES
-----------------------------------------------------------------------------

General.    The Corporation's business focuses on the acquisition of
licenses from sports and entertainment entities and personalities for the use of logos and other marks and individual photographic images to manufacture lapel pins, photo pins and similar collectible souvenir
memorabilia.   When licenses are acquired, the Corporation designs and
imports high end products under an exclusive arrangement with NAGAI Art
Industrial Company, Limited, a Far East manufacturer.   This exclusive
agreement, although not a formal written agreement, affords the
Corporation exclusive access to the technology of NAGAI Art Industrial
Company, Ltd.'s manufacturing process within the United States.   The
Corporation then distributes its products through a network of distributors currently covering the entire United States and Canada.

Product Line.   The Corporation's line of products consists of collector logo lapel pins, collector photographic pins, pin collector set including logo pins or a combination of logo pins, logo key chains, earrings, bottle openers using logos or trademarks and related goods collectible items, such as water
bottles.   The Corporation further serves as a Master Licensee and a
Licensing Agent for other intellectual properties, sub-licensing
manufacturers in other product categories.   The following individual
licenses are material to the Corporation's results:   NBA, USA Basketball,
The International Hockey League, The Rock & Roll Hall of Fame and
Museum, the Beatles, and Gibson Guitar.

The Corporation acquires licenses in the following categories of products:

	Logo pins;
	photo pins -- team and individual likenesses;
	key chains and fobs;
	earrings;
	promotional pins;
	sponsor pins;
	collector sets;
	commemorative pins (all star, anniversary year, etc.); and limited edition sets.

The Corporation determines the wholesale price of its products by taking the sum of the product cost, overhead, royalties, sales commission and margin. The Corporation attempts to obtain a 15%-30% margin on volume orders
and a 30%-40% margin on high-end program.   Royalties are approximately
9%-15% and commissions equal 8%-15%.

Currently fifty percent (50%) of the Corporation's revenues are sports related and fifty percent (50%) of the Corporation's revenues are non-sports related.

Distribution.   The Corporation organizes the distribution of its products to conform to the market of the particular license, sports or entertainment has established the following primary channels of distribution:

	1.	Sports - For licensed sports products, six (6) independent
sales agencies have specific territorial and/or account assignments.   In the
aggregate, these sales agencies create a strategic presence for the
Corporation's products all of the major markets in the United States.   These
sales agencies brings current experience with other comparable product lines, creating thereby access among retail buyers for the Corporation's lines of collectibles.

Specialty marketing supplements the efforts of the independent dealers in
the Corporation's licenses sports product line in two (2) ways.   First,
independent sales agencies, with specific experience, have been hired to
focus on particular markets.   One such independent sales agency works
exclusively to place Corporation's products in mass merchants.   At the
other end of the size continuum, an active telemarketing consultant services the small store market by identifying and qualifying leads for the independent dealers' follow up.

	Venues, catalogue and television shopping markets and premium sales to corporations are managed within the Corporation by the National Sales Manager and the experienced consultants and staff supporting him.

	2.	Entertainment - The Corporation varied its distribution to
accommodate the marketing and purchasing practices of the market for
entertainment related products.   In this segment of business, very specific
understanding and experience are essential.   For this reason, the
Corporation established an exclusive distribution relationship with a major entertainment products distributor, Baker and Taylor, to service all major record and book store chains.

		Labyrinth Sales, an independent sales representative,
conducts all other sales nationally.   As a part of its sales effort, Labyrinth
utilizes specialists concentrating on gift market distribution and on mass
merchants.   The Corporation has entered into a one year sales agreement with Labyrinth to act as the Company's sales representative for the states of Michigan, Kentucky, Ohio and West Virginia and the western part of the
State of Pennsylvania.   Either party has the right to cancel the agreement for
just cause upon thirty (30) days written notice.   Labyrinth has the full and
complete rights to present and take orders for the full line of the Company's collectible log pins and photo pins and related jewelry products with the
exception of collector sets.   The Company shall pay Labyrinth a 15% sales
commission on some of the items and 7% on the sales of a few of the items.
All payments are to be based upon the total amount collected in each month and paid by the fifth day of the subsequent month.

Finally, the Corporation's national sales management staff retains responsibility for distribution to major department stores, catalogue sales and the growing television sales markets.

A network of independent dealers - Currently Ten (10) independent sales representatives are strategically located with access to major markets in the
United States.   Most are established representatives who also represent
other product lines, thus providing the opportunity for headway among retail buyers.

Market Research.   The Corporation employs market research in the areas of
new product opportunities; niche market development, ongoing research in market share and competition to enhance management decisions, advertising/promotion planning and customer service analysis (especially among the growing network of retail outlets).

----------------------------------------------------------------------------
                    MANAGEMENT'S DISCUSSION
                 OF FINANCIAL CONDITION AND
                      RESULTS OF OPERATIONS
----------------------------------------------------------------------------

Trends and Uncertainties.    Inasmuch as a major portion of the Company's
activities is the obtainment of licenses to manufacture and market lapel pins, photo pins and similar collectible souvenir memorabilia pins, the
Company's business operations may be adversely affected by competitors
and prolonged recessionary periods.     The sale of the Company's products
are seasonal in that the Olympics and other major sports events are strong buying periods..

The Company utilizes 	McGillvrey Ltd. as the importer for its products from
Pacific Rim manufacturers most notably Naigai, International of Japan who has developed the photo likeness pin manufacturing process available
exclusively to the Company.   Although there are several other
manufacturers which could be utilized, There can be no assurance that if McGillvrey, Ltd. were unable to continue as the Company's source, that the Company could obtain its injection molding at the same price level per product.

The Company has been adding new accounts, representative groups, expanding into new markets and channels of distribution in recent months.
See "Business Activities - Marketing Strategy"   The continuation of
obtaining additional types of new business and markets is uncertain and the continued success of any of the Company's new marketing strategies for generating revenue is uncertain.

In addition, the future exercise of any of the A Warrants is uncertain based on the current financial condition of the Company. The lack of future exercise of the Warrants registered hereunder would negatively impact the Company's ability to successfully expand operations.

Capital and Source of Liquidity.   In June, 1995, the Company entered into
an agreement, which was modified on January 1, 1996 to a rate of $10,000 per month, with Grand Slam III for the provision of 2,575 square feet of office space, storage, access to office equipment and management and
professional services.   Other than the portion of this agreement related to
the provision of office space, the Company has no material commitments for capital expenditures.

The Company's high cost of sales percentage and operating expenses in comparison to sales throughout its operational history results, in this early phase of the Company's history, from the costs of analysis of prospective licenses to seek, the acquisition of licenses being which are determined to have potential, and product development. An infrastructure had to be put in place to perform these functions, including development of the analytical capability to be able to project the performance of particular licenses for the Company's products, in-house capability to assure full understanding of the contractual requirements of any particular license, negotiation regarding terms of the license and graphic design to allow for the application of marks and logos in innovative ways to appeal to collectible purchasers and to develop sales materials for use by sales agencies to appeal to the buyer of
collectibles, leading to added expense.   The precondition to the acquisition
of a license is the payment of a substantial advance against guaranteed royalties and the duration required to design products, something that cannot be undertaken until the license is granted require expenditures will in
advance of any revenues.   Once  prototypes are developed, approval by the
Licensor is required before manufacture can begin and the orders, which
result in revenue, can be taken.   If any redesign is necessary to receive the
licensor's approval, the production process can be extended even further.
With the infrastructure in place and the process of product development for the initial range of products for the existing portfolio of licenses largely completed, the percentage cost of sales and operating base should lower.


Plan of Operation.   The Company has planned capital expenditures as
discussed in "Business Activities".   The Company intends to use future
revenue and proceeds from future sales of its equity securities. The
Company established a line of credit on June 26, 1996 in the amount of
$100,000.   The line of credit is evidenced by a note with interest on the unpaid balance payable monthly at the prime rate of the bank plus 8.25%.
The line of credit is fully collateralized by a Treasury bill held by the bank in an investment account. There can be no guarantee that the Company will be able to obtain the additional funds from any of the sources listed and will not make the proposed acquisitions if said funds are not available.

The Company has developed the following to implement the marketing plan
of its products.   During 1995 and the first quarter of 1996, the Company
has concentrated on the diversification of this inventory of licensed properties and on the design and development of collectible products. With success in acquiring new licenses and the introduction of products into the market place, the Company expects to achieve increases in sales in the coming months. Also, with the advent of the 1996 NBA Playoffs and an emphasis on its licensed products and the convening of Dream Team to prepare for the 1996 Olympics in Atlanta, sales for already existing licensed
products are expected to dramatically improve.   The Company received
sales of $1,764, $3,476 and $272,883 for the NBA logo, NBA Pro Pix and USA Basketball for the nine months ended July 31, 1996.

Based on its established channels of distribution, its recent marketing and current and projected sales levels, the Company should begin to have positive cash flow from operations in the fourth quarter of 1996 and management is of the opinion that the Company will be able to generate sufficient cash flows to support these operations during fiscal year 1996. The Company is currently financing its sales with a combination of cash
generated from internal operations and additional equity financing.   The
Company has recently raised $591,459 in the private placement of common
shares and $105,000 in the private placement of preferred shares.   The
Company shall pursue additional equity or debt financing, if necessary, to continue or expand operations.

For the nine months ended July 31, 1996, the Company purchased $12,839
of equipment.   As a result, the Company had net cash used in investing
activities of $12,839 for the nine months ended July 31, 1996.

For the ten months ended October 31, 1995, the Company utilized $36,425 in the purchase and development of trademark and product development costs. This resulted in net cash used in investing activities of $36,425 for the ten months ended October 31, 1995.

For the nine months ended July 31, 1996, the Company received funds from a line of credit which is evidenced by a note with interest on the unpaid
balance monthly at the prime rate of the bank plus 8.25%.   Additionally,
the Company satisfied accrued interest with the issuance of common stock
of $1,768.   As a result, the Company had net cash provided by financing activities of $101,768.

For the ten months ended October 31, 1995, the Company received
$591,459 from the sale of its common stock and $47,822 from capital contributions to partnership. The Company received $53,250 from a notes
payable.    As a result, the Company had net cash provided by financing activities of $692,531 for the ten months ended October 31, 1995.

For the year ended December 31, 1994, the Company received $76,520
from capital contributions to partnership.    As a result, the Company had
net cash provided by financing activities of $692,531 for the year ended December 31, 1994.

On a long term basis, liquidity is dependent on increased revenues from
operations, additional infusions of capital and debt financing.   The
Company believes that additional capital and debt financing such as the line of credit in the short term will allow the Company to increase its marketing and sales efforts and thereafter result in increased revenue and greater liquidity in the long term.

Results of Operations.   The Company had a net loss from operations of
$227,627 for the nine months ended July 31, 1996.   Amortization and
depreciation increased $9,828 due to the purchase of a computer system used in the design and layout of new pins, advertising and layout.
Accounts receivable increased significantly by $259,952 due to the
increased sales over the prior period.   Inventory increased by $195,656 as
the Company prepared for the Olympics and the projected increased NBA sales. Larger quantities of inventory have been acquired to decrease unit costs in the long run as the cost of goods is lower when the quantity of
goods increase.   Prepaid expenses increased $15,178 and accrued expenses
increased $55,743 as the Company prepared for the Olympics and other
sporting finals.   Accounts payable also increased by $203,582 as the
Company's distributors prepared for the Olympics and other sporting finals. The Company had net cash used in operations of $398,904 for the nine months ended July 31, 1996.

Sales increased from $32,940 for the nine months ended July 31, 1995 to
$404,325 for the same period in 1996.   This increase was mainly due to the
sale of USA Basketball products of $272,883.   Cost of sales increased
from $35,793 to $326,118 for those same period due to preparation for the major sporting events such as the Olympics for the nine months ended July
31, 1996.   Selling and marketing increased from $20,357 for the nine
months ended July 31, 1995 to $83,609 for the nine months ended July 31,
1996 as the Company attempted to increase visibility of its products for the
Olympics and other major sporting events.   General and administrative
costs increase from $16,490 for the nine months ended July 31, 1995 to $104,401 for the nine months ended July 31, 1996 due to additional
employees salaries.   During this time frame, two (2) additional licenses, the
Beatles and Gibson Guitar, were also acquired requiring payment of an advance against royalties and product development well ahead of any
potential of the sale of any products.   Finally, expenses were incurred to
expand sales materials, generally and specifically in advance of the
Olympics and to increase the Company's sales force in preparation for the
Olympics and new entertainment lines.   Additionally, management fees of
$120,000 were paid to a related party.   Initial management fees covered the
infrastructure, including rent, use of equipment, supplies, management, marketing, legal, sales management, product development and design and
inventory control the Company required.   As of January 1, 1996, the
management fees were reduced as the Company brought most of the afore mentioned functions in-house, leading to an corresponding increase in
operating costs.   The remaining management fees cover marketing
consultation, additional legal consultation and advice, space and the use of office equipment including computers and photocopiers.

The Company had a net loss from operations of $532,221 for the ten months ended October 31, 1995 compared to a net loss of $73,644 for the
year ended December 31, 1994.   Sales increased from $178,099 for the
year ended December 31, 1994 to $191,057 for the ten months ended
October 31, 1996.   Cost of sales decreased from $121,359 for the year
ended December 31, 1994 to $91,567 (annualized to $109,880) for the ten months ended October 31, 1995 due to the write-off of unsalable
merchandise in 1994.   This merchandise related to a decision not to renew
the NFL license due to its high cost and the leveling of retail sales for team sports products leading the Company to concentrate its team sports efforts on the NSA and to extend its efforts in acquiring entertainment licenses. Selling and marketing increased from $71,231 for the year ended December
31, 1994 to $122,163 for the ten months ended October 31, 1995 due to advertising of $9,086, commissions of $17,679, consulting of $60,920, royalties of $23,266, shipping & freight of $3,518, telephone of $2,524,
displays of $2,210, printing of $3,499 and other costs of $403.   General
and administrative costs decreased from  $59,153 for the year ended
December 31, 1994 to $38,153(annualized to $45,783) for the ten months ended October 31, 1995 due to the reduction of shared expenses with GS
III. However, management fees of $137,000, (including payment of shared expenses) were paid to a related party for the ten months ended October 31, 1995 compared to $0.00 paid for the year ended December 31, 1994.

During April, 1995 the Company entered into a one year consulting agreement with an entity whereby the entity would provide to the Company financial consulting services. Pursuant to the agreement the entity agreed to assist the Company in preparing a private placement memorandum to obtain equity financing in the amount of up to $600,000 and to assist the Company in completing a registration statement by which the common stock may become tradable in a public market. In exchange for these services the Company agreed to pay $65,000 in cash and to issue 160,000 shares of its $.001 par value common stock to the consultant. During the third quarter of 1995, the Company began offering shares of its common stock at $1.50 per share pursuant to the private placement. The Company issued 329,100 shares of common stock for cash aggregating $486,459, net of offering expenses of $7,191 through October 31, 1995. The stock issued to the consultant was valued at $240,000 ($1.50 per share) and such amount is included in other income and expense in the accompanying statement of operations. The Company issued an additional 32,000 shares valued at $48,000 to an individual for consulting services provided in connection with the private offering.

The Company had a net loss from operations of $74,644 for the year ended December 31, 1994 compared to a net loss of $38,246 for the year ended
December 31, 1993.   Sales increased from $125,796 for the year ended
December 31, 1993 to $178,099 for the year ended December 31, 1994.
Cost of sales increased from $72,847 for the year ended December 31, 1993 to $121,359 for the year ended December 31, 1994 due to increased
operations.   Selling and marketing increased from $44,574 for the year
ended December 31, 1993 to $71,231 for the year ended December 31,
1994 due to increased operations.   General and administrative costs
increased from $46,621 for the year ended December 31, 1993 to $59,153 for the year ended December 31, 1994 due to management's attempts to obtain further capitalization and due to increased operations.

The Company is seeking to lower its operating expenses while expanding operations and increasing its customer base and operating revenues. The
Company is focusing on decreasing administrative costs.   The Company
has sought, and continues to seek, to lower its operating costs by (i) creating an in-house infrastructure to service its needs for evaluation and negotiation for the acquisition of licenses, marketing and sales and product design and development; (ii) by looking at other alternatives for product packaging, order fulfillment and inventory storage and (iii) by ordering in larger quantities to assure the post possible unit cost for the acquisition of
inventory.   However, increased marketing expenses will probably occur in future periods as the Company attempts to further increase its marketing and sales efforts.


----------------------------------------------------------------------------
                   CERTAIN TRANSACTIONS
----------------------------------------------------------------------------

Related Party Transactions.    Effective May 15, 1995, the Company
entered into a management support agreement with Grand Slam III, an affiliated limited partnership whereby Grand Slam III will supply support services to the Company including the use of office space and equipment and the use by the Company of employees of Grand Slam III in performing administrative functions, planning and negotiation of license and sales
agreements.   The contract provides for payments of $25,000 per month
plus 7% of gross revenues and expires on October 31, 1997.   The contract
was modified effective January 1, 1996 to provide that certain employees of Grand Slam III will become employees of the Company and to reduce the
fixed monthly payment to $10,000 per month.   During the period from
May 15, 1995 to October 31, 1995, the Company made aggregate payments
under the contract of $164,819.   The Company paid an additional $90,000
during the six months ended April 30, 1996.

Affiliated Company.   Prior to April 28, 1995, Grand Slam III, an Indiana
Limited partnership engaged in the following lines of business: representation, management and career planning for athletes, entertainers and media personalities; planning management ad sponsorship development for events; seeking licenses for the design, importation and marketing of high end collectibles; serving as either a Master Licensee or a licensing Agent for the owners of trademarks and logos; and, serving as a consultant to manufacturers in other product categories seeking licenses from the owners of trademarks.

On April 28, 1995, all of these licensing activities were organized into a
separate Indiana C Corporation, Grand Slam Licensing, Inc.   Grand Slam
III remains in existence fulfilling its other business purposes.   The
Company receives, under an agreement between the two (2) entities, some management services, marketing support, use of space and access to office equipment for which it reimburses Grand Slam III at the current rate of $10,000 per month.


Consulting Agreement.   The Company has entered into a consulting
agreement with Pratt, Wylce & Lords, Ltd. ("Pratt") to assist the Company
in its capitalization and the obtainment of additional financing.   As partial
payment for consulting services, the Company issued 165,000 of its Common Shares to Pratt, of which 65,000 Common Shares are to be registered and distributed to Pratt shareholders. Additionally, 32,000
Common Shares were issued to a nominee of Pratt. In addition, Pratt has received cash compensation of $30,000.

Distribution of Securities.   On May 16, 1995, the Board of Directors
authorized the distribution of 200,000 common stock purchase warrants exercisable at $5.00 plus one warrant for each share of common stock.
The warrants are exercisable for a period of 48 months from the date of issue and are callable with 30 days notice at a price of $.001 per warrant.

These distributions shall be made to the owners of record of common stock
on the books of the Company as of May 15, 1995.   The Warrants and the
common stock underlying said Class A Warrants are being registered in this Offering.

Lockup Agreement.   Pursuant to a written agreement in March 1996,
the principal shareholders and officers and directors (Milton Thompson, Dennis DeYoung, Harold Thompson and Joel Stein) who received A
Warrants issued them pursuant to the Special Meeting of the Board of Directors held on May 16, 1995 have agreed as follows:

In the event the shareholder exercises any warrants, the stock issued to the shareholder pursuant to the exercise shall be locked in and restricted from
trading for a period of two years.   A notice is to be placed on the face of
each stock certificate covered by the terms of the Agreement stating that the transfer of the stock evidenced by the certificate is restricted until twenty-
four (24) months from the date of issuance.   The shareholder also agrees
not to sell or otherwise transfer their interest in the warrants except to an underwriter or other market makers in the stock once a market is
established.   The shareholder further agrees that the total value in cash, or other consideration, paid by the buyer to the seller shall not exceed $.01 per warrant.

----------------------------------------------------------------------------
                                MANAGEMENT
----------------------------------------------------------------------------

Officers and Directors. Pursuant to the Articles of Incorporation, each Director shall serve until the annual meeting of the stockholders, or until his
successor is elected and qualified.   It is the intent of the Company to
support the election of a majority of "outside" directors at such meeting. Directors may only be removed for "cause". The term of office of each officer of the Company is at the pleasure of the Company's Board.

The principal executive officers and directors of the Company will be as follows:

Name                                 Position             Term(s) of Office
Milton O. Thompson, age 41     President, Treasurer         Inception to
                                   and Director               present

Dennis DeYoung, age 50        Vice President, Secretary     Inception to
                                    Director                  present

Harold Thompson, age 52             Director                Inception to
                                                              present

Joel K. Stein, age 39               Director                Inception to
                                                              present

Resumes:

Milton O. Thompson.   Mr. Thompson serves as the Chairman, President
and Treasurer of the Corporation.   Mr. Thompson devotes eighty percent
(80%) of his time to the Company's operations. Since 1989, Mr. Thompson has served as the Managing General Partner of Grand Slam III, L.P., a full sports and entertainment marketing and management company representing athletes, entertainers, events, licensors and licensees.

Mr. Thompson received his Bachelor of Arts in Political Science and Philosophy from Wittenberg University in 1976 and his Doctor of
Jurisprudence from Indiana University in 1979.   Mr. Thompson's
experience ranges from negotiations relating to individuals, teams and
events.   From 1985-1988, he served as the Vice President for Development and the General Counsel for the Organizing Committee for Tenth Pan
American Games.

Mr. Thompson is currently the Chairman of the Indianapolis Foundation and on the Board of Directors of American States Insurance Company, IWC Resources, a public utility and the Indianapolis Indians Triple A Baseball Team, among many others.

Dennis DeYoung.   Mr. DeYoung serves as a Director, Vice President and
Secretary of the Corporation.   Mr. DeYoung devotes forty percent (40%)
of his time to the Company's operations.   Mr. DeYoung received a
Bachelor of Arts Degree with a concentration in Restaurant Management
from Washington State University in 1968.   Since his graduation from the
University of California at Davis with a Masters in Business Administration with a concentration in Finance in 1975, he has been actively involved in the animal feed business as corporate treasurer and comptroller of Lowell
DeYoung Co., Inc., an agricultural business in the Pacific Northwest..

Mr. DeYoung serves on several boards of Washington State University including the Board of Directors of the University's Foundation and the Advisory Boards of the College of Business and Economics and the Athletic Department.

Harold Thompson.   Mr. Thompson is a Director of the Corporation.   Mr.
Thompson graduated from Indiana University's School of Business in
1969.   Mr. Thompson worked from 1969 to 1979 in merchandising,
marketing and purchasing for Ayr-Way, a midwestern mass merchandiser.
In 1979, Mr. Thompson became the Vice President for Sales and marketing
of the Unit-Step Corporation of Indianapolis.   For the past five (5) years,
Mr. Thompson has been responsible for the day to day procurement, marketing and merchandising function of the licensed products division of Grand Slam III, L.P.

Joel K. Stein.   Mr. Stein is currently a Director of the Corporation.   Mr.
Stein received a Bachelor of Arts with a major in Sociology from Marquette
University in 1983.   Mr. Stein served as the Assistant to the Vice President
and Corporate Counsel of the Organizing Committee for the Tenth Pan
American Games in 1987.   In 1988, Mr. Stein helped found Grand Slam
II, L.P.   Mr. Stein also worked as the Director of the Professional
Division of United Way of Central Indiana from 1988 to 1991.

From 1991 to present, Mr. Stein has served as the founding President of the Hoosier Alliance Against Drugs, a not-for-profit corporation created by the Indiana General Assembly to advance the private sector's involvement in
community based substance abuse prevention and education.   Mr. Stein
implemented the Alliance's start-up, including a comprehensive fund raising program which has generated in excess of $1.5 million to support programs in all of Indiana's 92 countries.

Remuneration.     Since inception, no cash compensation has been paid by
the Corporation to its officers and directors, during which there were two
(2) officers and four (4) directors:

The Company has entered into an Employment Agreement with Milton
Thompson as of January 1, 1996.   The Employment Agreement terminates
on December 31, 1998.  Pursuant to the employment agreement, Mr.
Thompson shall receive $35,000 per annum.

The Board of Directors and shareholders have approved a Non-Statutory
Stock Option Plan to attract and retain persons of experience and ability and whose services are considered valuable and to encourage the sense of proprietorship in such persons and to stimulate the active interest of such persons in the development and success of the Corporation.

1.	Persons Eligible to Participate in Non-Statutory Stock Option Plan.
The persons eligible for participation in the Plan as recipients of Non-statutory Stock Options ("NSOs") shall include full-time and part-time employees (as determined by the Committee) and officers of the Company or of an Affiliated Corporation. In addition, directors of the Company or any Affiliated Corporation who are not employees of the Company or an Affiliated Corporation and any attorney, consultant or other adviser to the Company or any Affiliated Corporation shall be eligible to participate in the Plan. For all purposes of the Plan, any director who is not also a common law employee and is granted an option under the Plan shall be considered an "employee" until the effective date of the director's resignation or removal from the Board of Directors, including removal due to death or disability. The Committee shall have full power to designate, from among eligible individuals, the persons to whom NSOs may be granted. A person who has been granted an NSO hereunder may be granted an additional NSO or NSOs, if the Committee shall so determine. The granting of an NSO shall not be construed as a contract of employment or as entitling the recipient thereof to any rights of continued employment.

2.	Stock Reserved for the Plan.   Subject to adjustment, a total of
750,000 shares of Common Stock, no par value per share ("Stock"), of the Company shall be subject to the Plan. The Stock subject to the Plan shall consist of unissued shares or previously issued shares reacquired and held by the Company or any Affiliated Corporation, and such amount of shares shall be and is hereby reserved for sale for such purpose. Any of such shares which may remain unsold and which are not subject to outstanding
NSOs at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Should any NSO expire or be canceled prior to its exercise in full, the unexercised shares theretofore subject to such NSO may again be subjected to an NSO under the Plan.

3.	Option Price.   The purchase price of each share of Stock placed
under NSO shall not be less than Eighty Five percent (85%) of the fair market value of such share on the date the NSO is granted. The fair market value of a share on a particular date shall be deemed to be the average of either (i) the highest and lowest prices at which shares were sold on the date of grant, if traded on a national securities exchange, (ii) the high and low prices reported in the consolidated reporting system, if traded on a "last sale reported" system, such as NASDAQ, for over the counter securities, or (iii) the high bid and high asked price for other over-the-counter securities. If no transactions in the Stock occur on the date of grant, the fair market value shall be determined as of the next earliest day for which reports or quotations are available. If the common shares are not then quoted on any exchange or in any quotation medium at the time the option is granted, then the Board of Directors or Committee will use its discretion in selecting a good faith value believed to represent fair market value based on factors then known to them. The cash proceeds from the sale of Stock are to be added to the general funds of the Company.

4.	Exercise Period.   (a)	The NSO exercise period shall be a term of
not more than ten (10) years from the date of granting of each NSO and shall automatically terminate:

	(i)	Upon termination of the optionee's employment with the
Company for cause;
	(ii)	At the expiration of twelve (12) months from the date of
termination of the optionee's employment with the Company for any reason other than death, without cause; provided, that if the optionee dies within such nine-month period, subclause (iii) below shall apply; or
	(iii)	At the expiration of fifteen (15) months after the date of
death of the optionee.

	(b)	"Employment with the Company" as used in the Plan shall
include employment with any Affiliated Corporation, and NSOs granted under the Plan shall not be affected by an employee's transfer of employment among the Company and any Parent or Subsidiary thereof. An optionee's employment with the Company shall not be deemed interrupted or terminated by a bona fide leave of absence (such as sabbatical leave or employment by the Government) duly approved, military leave or sick leave.

	Board of Directors Compensation.  Members of the Board of
Directors may receive an amount yet to be determined annually for their participation and will be required to attend a minimum of four meetings per fiscal year. All expenses for meeting attendance or out of pocket expenses connected directly with their Board representation will be reimbursed by the Corporation. Director liability insurance may be provided to all members of the Board of Directors. No differentiation is made in the compensation of "outside directors" and those officers of the Corporation serving in that capacity.

Indemnification. The Corporation shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Indiana, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or served any other enterprise as director, officer or employee at the request of the Corporation. The Board of Directors, in its discretion, shall have the power on behalf of the Corporation to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Corporation.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Corporation, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING
THE CORPORATION FOR
LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS
HELD TO BE AGAINST
PUBLIC POLICY BY THE SECURITIES AND EXCHANGE
COMMISSION AND IS THEREFORE
UNENFORCEABLE.

Conflicts of Interest Policy.   The Company has adopted a policy that any
transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms fair and reasonable to the Company (based on competitive bids, if appropriate, or on terms similar contracts with the Company by unaffiliated entities) and approved by a majority of the disinterested directors of the Company's Board of Directors. The Board of Directors resolved that the
Bylaws of the Company shall be amended to provide that no such transactions by the Company shall be either void or voidable solely because of such relationship or interest of directors or officers or solely because such directors are present at the meeting of the Board of Directors of the Company or a committee thereof which approves such transactions, or solely because their votes are counted for such purpose if: (i) the fact of such common directorship or financial interest is disclosed or known by the Board of Directors or committee and noted in the minutes, and the Board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote for that purpose without counting the vote or votes of such interested directors; or (ii) the fact of such common directorship or financial interest is disclosed to or known by the shareholders entitled to vote and they approve or ratify the contract or transaction in good faith by a majority vote or written consent of shareholders holding a majority of the Common
Shares entitled to vote (the votes of the common or interested directors or officers shall not be counted in any such vote of shareholders), or (iii) the contract or transaction is fair and reasonable to the Company based on competitive bids, if appropriate, and/or on terms consistent with similar contracts with the Company by unaffiliated entities at the time it is authorized or approved. In addition, interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors of the Company or a committee thereof which approves such transactions.

Currently, there are only four directors. Milton Thompson and Harold
Thompson are brothers who own approximately 24% and 6% of the
Company's Common Shares.   As a result, until such time as
additional directors are appointed or elected to the Board of Directors, and even though the directors are aware of their fiduciary duty to the shareholders, there can be no assurance that the utilization of the policy will result in the resolution of any conflict of interest.


-----------------------------------------------------------------------------
                            PRINCIPAL SHAREHOLDERS
-----------------------------------------------------------------------------

There are currently 1,329,100 Common Shares outstanding. The following tabulates holdings of shares of the Company by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by Management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Company individually and as a group.
                     	Shareholdings at Date of
               			         This Prospectus
                       					                     Amount of
                  			                           Common Shares
Name and Address of  Amount of       	          to be owned
Beneficial Owner   	Common Shares               after Offering
                   Currently Owned       %      and Distribution      %

Milton Thompson	    323,200           24.32%	       290,880          21.89%
5008 Fieldstone Trail
Indianapolis, Indiana 46254


Dennis DeYoung	     323,200           24.32%	       290,880         21.89%
805 4th Street West
Kirkland, Washington 98072

Harold Thompson	     80,800            6.06%         72,720         5.47%
1070 Fleetwood Drive
Indianapolis, Indiana 46208

Joel Stein		         80,800            6.06%         72,720         5.47%
7002 Bluff Grove Circle
Indianapolis, Indiana 46254

Pratt, Wylce &
    Lords, Ltd.     160,000           12.04%              0 FN1        0%
P.O. Box 1427
Idaho Springs, Colorado 80452

Hugh & Marianne
     Baker           70,000            5.27%              0            0%
5780 Washington Boulevard
Indianapolis, Indiana 46220

All Directors & Officers
as a group (four)	  808,000           60.79%        727,200         54.71%

FN1 The table assumes that after the distribution of 65,000 Common
Shares by Pratt, Pratt will successfully sell the remaining 95,000 Common Shares which are being registered on its behalf of Pratt as a selling shareholder.

There are currently 200,000 A Warrants outstanding.   The following
tabulates holdings of A Warrants of the Company by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by Management to own beneficially more than 5.0% of the Common
Shares and, in addition, by all directors and officers of the Company individually and as a group.

Name                          Total Number Of       %         Amount      %
                               A Warrants         Owned       Owned     Owned
                               Owned             Prior to     After     After
                                                                      Offering    Offering  Offering
Milton Thompson                80,000              40%         0         0%

Dennis DeYoung                 80,000              40%         0         0%

Harold Thompson                20,000              10%         0         0%

Joel Stein                     20,000              10%         0         0%


All Officers and
   Directors
As a Group (four)             200,000             100%         0         0%


----------------------------------------------------------------------------
                		SHARES ELIGIBLE FOR FUTURE SALE
----------------------------------------------------------------------------

Upon completion of the Distribution, the Company will have 1,329,100 shares of Common Stock outstanding, 626,050 of which are being
registered on behalf of selling shareholders in this Offering.   This does not
include any Common Stock issued upon exercise of the Class A or Class B and 200,000 A Warrants currently being registered on behalf of selling shareholders. Of these shares, 65,000 shares distributed in the Distribution will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an existing "affiliate" of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining shares, as well as other securities which may be issued, in the future, in private transactions pursuant to an exemption from the Securities Act are "restricted securities" and may be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person who has held restricted securities for a period of two years may sell every three months in a brokerage transaction or with a market maker an amount equal to the greater of 1% of the Company's outstanding shares or the average weekly trading volume, if any, of the shares during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited: nonaffiliates may each sell without limitation shares held for three years. The Company will make application for the listing of its Shares in the NASDAQ system or the American Stock Exchange. Sales under Rule 144 may, in the future, depress the price of the Company's Shares in the over-the-counter market, should a market develop.


Prior to this offering there has been no public market for the Common Stock
of the Company.   The effect, if any, of a public trading market or the
availability of shares for sale at prevailing market prices cannot be
predicted.   Nevertheless, sales of substantial amounts of shares in the public market could adversely effect prevailing market prices.


-----------------------------------------------------------------------------
                        			NASDAQ LISTING

-----------------------------------------------------------------------------

No Assurance of Public Market on NASDAQ for the Securities.    Prior to
the date hereof, there has been no trading market for the Common Stock of the Company. The Company has agreed to use its best efforts to apply for the quotation of its Common Stock on the Small Cap of the National Association of Securities Dealers Automated Quotation System
("NASDAQ").  The Company will not meet the proposed criteria as of the
completion of the offering.   In order to obtain the NASDAQ listing, the

Company must meet the following criteria: (i) have total assets in excess of $4,000,000; (ii) have net equity in excess of $2,000,000; (iii) become a reporting company under the Securities Exchange Act of 1934; (iv) have a minimum of 300 shareholders; (v) have a public float of at least 100,000
shares and (vi) have a bid price of $3.00.   The Company hopes to meet (i)
and (ii) upon the exercise of the warrants being registered in this offering. There can be no assurance that any warrants will, in fact, be exercised. Additionally, the Company shall file a Form 8-A immediately after the effective date of this registration statement to meet the requirements of (iii). After the effective date of this registration statement, the Company shall
meet the criteria in (iv).   Immediately after the effective date of this
registration statement, the Company shall apply for the quotation of its
Common Stock on the over-the-counter market.   There can be no
assurance, however, that the Common Stock will be quoted, that an active trading and/or a liquid market will develop or, if developed, that it will be
maintained.   The Company does not intend to apply for quotation of its
Common Stock on NASDAQ until it meets the above criteria.

Broker-Dealer Sales of Company Securities. Until the Company
successfully obtains a listing on the NASDAQ quotation system, if ever, the Company's securities may be covered by Rule 15c2-6 under the Securities
Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of
$1,000,000 or annual income exceeding $200,000 or $300,000 jointly with
their spouse).   For transactions covered by the rule, the broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in designated securities, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in designated securities are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in designated securities; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of
the written statement.   A designated security means any equity security
other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; or . . . (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the
transaction with the person.    Consequently, the rule may affect the ability
of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this Offering to sell their shares in the secondary market.


-----------------------------------------------------------------------------
                       DESCRIPTION OF SECURITIES
-----------------------------------------------------------------------------

Qualification. The following statements constitute brief summaries of the Corporation's Certificate of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Certificate of Incorporation and Bylaws.

The Corporation's articles of incorporation authorize it to issue up to 50,000,000 Common Shares, $.001 par value per Common Share .
Shares of common stock purchased in this offering will be fully paid and non-assessable.

The Corporation has authorized a dividend to shareholders of record as of
May 1, 1995 of 250 Class A Convertible Preferred Shares ("Class A
Preferred") and 800 Class B Convertible Preferred Shares (Class B
Preferred").   The Class A Preferred shall be convertible at a rate of 1,000
shares of common stock for each share of Class A Preferred.   Conversion
will be authorized upon the first fiscal year that the Corporation attains at
least $1,000,000 in audited after tax profits.   Class B Preferred shall be
convertible at a rate of 1,000 shares of common stock for each share of
Class B Preferred.   The Class B Preferred shall be convertible upon
completion of the first fiscal year that the Corporation attains audited after tax profits of at least $3,000,000. During September, 1995, the
Corporation authorized 1,000 Class C Preferred Shares.   Each Class C
Preferred Share is convertible, after four months from the purchase date, into 100 Common Shares and One "A" Warrant to purchase 10 additional
Common Shares at $5.00 per share.   The Class C Preferred Stock is not
entitled to voting rights or dividends.   There are currently 700 Class C
Preferred Shares issued and outstanding.  Additionally, the Board of
Directors of the Corporation have authorized a dividend distribution of 200,000 A Warrants on a pro rata basis to the shareholders of record as of
May 15, 1995.   The A Warrants shall be exercisable for a period of two
years from the effective date of the registration statement.   The A Warrants
shall be exercisable into Common Shares of the Corporation at the exercise price of $5.00 per Common Share.

There are presently outstanding 1,329,100 Common Shares, 250 Class A Preferred Shares, 800 Class B Preferred Shares and 700 Class C Preferred Shares.

Common Stock.   Holders of Common Shares of the Corporation are
entitled to cast one vote for each share held at all shareholders meetings for
all purposes.   Upon liquidation or dissolution, each outstanding Common
Share will be entitled to share equally in the assets of the Corporation legally available for distribution to shareholders after the payment of all debts and other liabilities. Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering.
All outstanding Common Shares are, and the shares offered hereby will be when issued, fully paid and non-assessable.

There are no limitations or restrictions upon the rights of the Board of Directors to declare dividends out of any funds legally available therefor. The Corporation has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors initially may follow a policy of retaining earnings, if any, to finance the future growth of the Corporation. Accordingly, future dividends, if any, will depend upon, among other considerations, the Corporation's need for working capital and its financial conditions at the time.

"A" Warrants.    The Board of Directors of the Corporation have authorized
a dividend distribution of 200,000 "A" Warrants on a pro rata basis to the
shareholders of record as of May 15, 1995.   The "A" Warrants shall be
exercisable for a period of two years from the effective date of the registration
statement.   The "A" Warrants shall be exercisable into Common Shares of the Corporation at the exercise price of $5.00 per Common Share. The warrants will be callable with 30 days notice for a price of $.001 per warrant.

Preferred Stock.    The Corporation has authorized a dividend to
shareholders of record as of May 1, 1995 of 250 Class A Convertible
Preferred Shares ("Class A Preferred").   The Class A Preferred shall be
convertible at a rate of 1,000 shares of common stock for each share of
Class A Preferred.   Conversion will be authorized upon the first fiscal year
that the Corporation attains at least $1,000,000 in audited after tax profits.

The Corporation has also authorized a dividend to shareholders of record as of May 1, 1995 of 800 Class B Convertible Preferred Shares (Class B Preferred"). Class B Preferred shall be convertible at a rate of 1,000 shares
of common stock for each share of Class B Preferred.   The Class B
Preferred shall be convertible upon completion of the first fiscal year that the Corporation attains audited after tax profits of at least $3,000,000.

During September, 1995, the Corporation authorized 1,000 Class C
Preferred Shares.   Each Class C Preferred Share is convertible, after four
months from the purchase date, into 100 Common Shares and One "A"
Warrant to purchase 10 additional Common Shares at $5.00 per share.   The
Class C Preferred Stock is not entitled to voting rights or dividends.   There
are currently 700 Class C Preferred Shares issued and outstanding.

Transfer Agent. The Corporation shall act as its own transfer agent until after the completion of the Offering.

-----------------------------------------------------------------------------
                                  LEGAL MATTERS
-----------------------------------------------------------------------------

The due issuance of the Common Shares offered hereby will be opined
upon for the Company by 			 in which opinion Counsel
will rely on the validity of the Certificate and Articles of Incorporation issued by the State of Indiana, as amended and the representations by the management of the Company that appropriate action under Indiana law has been taken by the Company.


-----------------------------------------------------------------------------
                         LEGAL PROCEEDINGS
-----------------------------------------------------------------------------

The Company is not involved in any legal proceedings as of the date of this Prospectus.


-----------------------------------------------------------------------------
                              EXPERTS
-----------------------------------------------------------------------------

The audited financial statements included in this Prospectus have been so included in reliance on the report of Winter, Scheifley & Associates P.C., Certified Public Accountants, on the authority of such firm as experts in auditing and accounting.


-----------------------------------------------------------------------------
                         INTERESTS OF NAMED
                       EXPERTS AND COUNSEL
-----------------------------------------------------------------------------

Corporate counsel is a member of a firm which the directors of the Company are also members. None of the other experts named in the Prospectus are affiliated with the Company.

                            REPORT OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
Grand Slam Licensing, Inc.


We have audited the accompanying balance sheets of Grand Slam
Licensing, Inc. and its predecessor (see Note 1) as of October 31, 1995 and December 31, 1994, and the related statements of operations, stockholders' equity, and cash flows for the ten months ended October
31, 1995, the year ended December 31, 1994 and the period from inception, (April 25, 1993) to December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grand Slam Licensing, Inc. and its predecessor as of October 31, 1995 and December 31, 1994, and the results of its operations, and its cash flows for the ten months ended October 31, 1995, the year ended December 31, 1994, and the period from inception (April 26, 1993) to December 31, 1993, in conformity with generally accepted accounting principles.



                                       Winter, Scheifley & Associates, P.C.
                                       Certified Public Accountants

Englewood, Colorado
January 30, 1996

                 Grand Slam Licensing, Inc.
                       Balance Sheets
           October 31, 1995 and December 31, 1994

                           ASSETS
                                                   1995                 1994
Current assets:                                -----------         -----------
  Cash and cash equivalents                      $ 411,523          $       -
  Accounts receivable, trade, less
   reserve for bad debts of $6,013 in 1994          23,873             15,963
  Inventories                                       99,630             20,794
  Prepaid expenses                                  15,107                  -
  Prepaid expenses - related party                  27,813              9,167
                                               -----------         -----------
      Total current assets                         577,946             45,924

Other assets:
  Product design costs                              26,616                  -
  Trademarks                                         3,971                  -
  Organization costs                                    81                  -
                                               -----------        -----------
                                               $   608,614         $   45,924
                                               ===========        ===========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt            $    26,625        $         -
  Accounts payable, trade                           66,591             36,625
  Accrued expenses                                  19,914                  -
                                               -----------        -----------
      Total current liabilities                    113,130             36,625

Long-term debt                                      26,625                  -
Commitments (Note 5)

Stockholders' equity:
 Preferred stock class A,
 1, 000 shares authorized,
  250 shares issued and outstanding                      -                  -
 Preferred stock class B,
 1, 000 shares authorized,
  800 shares issued and outstanding                      -                  -
 Preferred stock class C, $150 stated
  value, 1,000 shares authorized,
  700 shares issued and outstanding                105,000                  -
 Common stock, $.001 par value,
  50,000,000 shares authorized,
  1,329,100 and 808,000 shares
  issued and outstanding                             1,329                808
 Additional paid-in capital                        796,824            120,381
Subscriptions to common stock                       64,500                  -
                                               -----------        -----------
 Accumulated deficit                              (498,794)          (111,890)
                                               -----------        -----------
                                                   468,859              9,299
                                               -----------        -----------
                                               $   608,614        $    45,924
                                               ===========        ===========

     See accompanying notes to financial statements.


                 Grand Slam Licensing, Inc.

                          Statements of Operations
                 Ten Months Ended October 31, 1995 and
                Year Ended December 31,  1994 and for the
      Period from Inception (April 28, 1993 to December 31, 1993

                                       1995             1994             1993
                                  -----------        -----------      --------
Revenues:
 Sales                            $  191,057         $  178,099      $  125,796

Costs and expenses:
 Cost of sales                        91,567            121,359          72,847
 Selling and marketing               122,165             71,231          44,574
General and administrative            38,153             59,153          46,621
 Management fees paid to
    related party                    137,000                  -               -
                                  -----------        -----------     -----------
                                     388,885            251,743         164,042
                                  -----------        -----------     ----------

Income (loss) from operations        197,828)           (73,644)        (38,246)

Other income and (expense):
 Interest income                         937                  -               -
 Consulting expense associated with
  private offering of securities    (333,190)                 -               -
 Interest expense                     (2,140)                 -               -
                                  -----------        -----------     -----------
                                    (334,393)                 -               -

  Net income (loss)               $ (532,221)         $ (73,644)       $(38,246)
                                  ===========        ==========       ==========

Earnings (loss) per share:
 Net income (loss)                $     (0.5)        $    (0.09)      $   (0.05)
                                  ==========         ==========       ==========

 Weighted average shares
       outstanding                   987,436            808,000         808,000
                                      ======         ======       ======

      See accompanying notes to financial statements.

                               Grand Slam Licensing, Inc.

                         Statement of Changes in Stockholders' Equity
                         Ten Months Ended October 31, 1995,
                             Year Ended December 31,  1994
                            and for the Period from Inception
                 (April 28, 1993) to December 31, 1993

                                                                                               Additional
                                 Preferred Stock        Common Stock       Paid-In
  ACTIVITY                       Shares     Amount   Shares      Amount     Capital
Balance, December 31, 1992
   Assumed inception date
                                     -    $     -   808,000      $ 808    $  (6,539)

Capital contribution by partners
                                     -          -                            50,400
Net (loss) for the year              -          -         -          -            -
                               -------    -------   -------    -------    ---------
Balance,
    December 31, 1993                               808,000        808       43,861

Capital contribution by partners                                             76,520
Net (loss) for the year              -          -         -         -       (73,644)
                               -------    -------   -------   -------     ----------
Balance,
    December 31, 1994                               808,000       808       120,381

Capital contribution
    by partners                                                              47,822
Common stock
    issued for cash                                 329,100       329       486,130
Preferred stock
    issued for cash               700    105,000          -         -             -
Common stock
    issued for services             -          -    192,000       192       287,808
Common stock
    subscribed for services         -          -          -         -             -
Net (loss) for the period           -          -          -         -             -
Reclassification
  of partnership losses             -          -          -         -      (145,317)
                             --------  ---------   --------    -------    ----------

Balance,
   October 31, 1995               700   $105,000  1,329,100    $1,329      $796,824
                            =========   ========  =========    =======    ==========

			Statement of Changes in Stockholders Equity
				Continued

                                     Stock                 Accumulated
ACTIVITY                          Subscriptions              Deficit        Total
Balance, December 31, 1992
   Assumed inception date           $        -             $       -      $ (5,731)


Capital contribution by partners                                             50,400
Net (loss) for the year                      -               (38,246)       (38,246)
                                   -----------            -----------     ----------
Balance,
      December 31, 1993                      -               (38,246)       (38,246)

Capital contribution by partners                                             76,520
Net (loss) for the year                      -               (73,644)       (73,644)
                                   -----------            -----------     ----------
Balance,
      December 31, 1994                    -              (111,890)         9,299

Capital contribution
      by partners                                                            47,822
Common stock
      issued for cash                      -                       -        486,459
Preferred stock
      issued for cash                      -                       -        105,000
Common stock
      issued for services                  -                       -        288,000
Common stock
      subscribed for services         64,500                       -         64,500
Net (loss) for the period                  -                (532,221)      (532,221)
Reclassification
  of partnership losses                    -                 145,317              -
                                   ---------              ----------     -----------
Balance,
   October 31, 1995                  $64,500               $(498,794)      $468,859
                                   =========              ===========   ===========

      See accompanying notes to financial statements.

                 Grand Slam Licensing, Inc.
                    Statements of Cash Flows
        Ten Months Ended October 31, 1995
      and Year Ended December 31,  1994 and for the
     Period from Inception (April 28, 1993 to December 31, 1993

                                                            1995             1994           1993
                                                      -----------       -----------       -------
Cash flows from operating activities:
  Net (loss)                                         $  (532,221)      $  (73,644)        $  (38,246)
  Adjustments to reconcile net (loss) to net
   cash provided by operating activities:
   Amortization                                            5,757                -                 -
   Common stock issued or
        subscribed for services                          352,500                -                 -
Changes in assets and liabilities:
    (Increase) decrease in accounts
      receivable                                          (7,910)           2,497           (18,460)
    (Increase) decrease in inventory                     (78,836)         (12,844)          (1,950)
    (Increase) decrease in prepaid
       expenses                                          (33,753)          (5,833)           (3,334)
    Increase (decrease) in accounts
         payable                                          29,966           13,304            11,590
    Increase (decrease) in accrued liabilities            19,914                -                 -
                                                     -----------       -----------      -----------
       Total adjustments                                 287,638          (2,876)           (12,154)

  Net cash provided by (used in)
   operating activities                                 (244,583)        (76,520)           (50,400)
                                                     -----------       -----------      -----------
Cash flows from investing activities:
    Purchase and development of
    Trademark and product development
             costs                                      (36,425)               -                  -
                                                     -----------     -----------        -----------
Net cash (used in) investing activities                 (36,425)               -                  -
                                                     -----------     -----------        -----------

Cash flows from financing activities:
   Proceeds from sale of common stock                   591,459                -                  -
   Capital contributions to partnership                  47,822           76,520             50,400
   Proceeds from notes payable                           53,250                -                -
                                                     -----------      -----------       -----------
  Net cash provided by (used in)
   financing activities                                 692,531           76,520             50,400
                                                     -----------      -----------       -----------


Increase (decrease) in cash                             411,523                -                  -
Cash and cash equivalents,
 beginning of period                                     73,644                -                  -
                                                     -----------      -----------       -----------

Cash and cash equivalents,
 end of period                                        $ 485,167        $       -         $        -
                                                     ===========      ==========         ===========

Supplemental cash flow information:
   Cash paid for interest                             $       -    $           -         $        -
   Cash paid for income taxes                         $       -    $           -         $        -

      See accompanying notes to financial statements.

                                  Grand Slam Licensing, Inc.
                                  Notes to Financial Statements

Note 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING
POLICIES

The Company was incorporated on April 26 , 1995, in the State of Indiana.
 The Company is a successor to the commemorative pin business carried on by Grand Slam III (GS III), an Illinois limited partnership formed in April 1993. The partnership continues to operate its sports management business and to fulfill certain general and administrative functions for the Company (See Note 5 ). The financial statements consist of the separate operations of the commemorative pin business of the partnership for the period from January 1, 1993 to May 31, 1995 and the operations of the company since its inception.

Inventories: Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventory consists principally of commemorative pins manufactured by others.

Fixed assets: The company uses office equipment owned by GS III  (See
Note 5).

Product design costs: Costs of dies and photographic images used in the design and production of the Company's commemorative pins are capitalized and amortized to expense over a three year period. The Company reviews the costs accumulated on an annual basis and charges off unamortized balances associated with pins that are no longer being sold.

Net loss per share: The net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. Common stock equivalents are excluded from the computation as their effect would be anti-dilutive. Shares issued to the Company's founders in May 1995 are considered to be outstanding from the beginning of the periods presented.

Cash and cash equivalents: Cash and cash equivalents consist of cash and other highly liquid debt instruments with original maturities of less than three months.

Revenue recognition: The company recognizes revenue from the sale of its products upon shipment.

Advertising costs: Advertising costs are charged to operations when incurred. Advertising costs charged to operations were $9,086 for the ten months ended October 31, 1995 and $2,045 and $970 respectively, for the years ended December 31, 1994 and 1993.

Concentration of credit risk: 	Financial instruments that potentially
subject the Company to a concentration of credit risk consist principally of cash and cash equivalents. During the year the Company did not maintain cash deposits at financial institutions in excess of the $100,000 limit covered by the Federal Deposit Insurance Corporation. The

Company has funds deposited in a money market account administered by an investment company amounting to $400,000 at October 31, 1995. Such amount is not covered by the Federal Deposit Insurance Corporation or any other deposit insurance program and any decline in the value of the underlying investment securities which collateralize the account, may have a negative impact on the availability of these funds.

Note 2. LONG-TERM DEBT

Long-term debt consists of three promissory notes given in exchange for cash aggregating $53,250. The notes and interest accrued at 12.5% per annum are due in two annual installments on the anniversary dates of the notes (June and July, 1996 and 1997).

Note 3. STOCKHOLDERS EQUITY

Common stock:

During the periods covered by these financial statements the Company issued shares of common stock without registration under the Securities Act of 1933. Although the Company believes that the sales did not involve a public offering of its securities and that the Company did comply with the safe harbor exemptions from registration under section 4(2), it could be liable for rescission of the sales if such exemptions were found not to apply. The Company has not received a request for rescission of shares nor does it believe that it is probable that its shareholders would pursue rescission nor prevail if such action were undertaken.

At inception, the Company issued 808,000 shares of its $.001 par value common stock to four of its officers and/or directors in exchange for certain assets of GS III. For the purpose of these financial statements, these shares are considered to be outstanding as of beginning of the periods presented and the value attributed thereto represents partnership basis in certain net assets applicable to the pin business. Also, for purpose of these financial statements, amounts necessary to fund the losses of GS III applicable to the pin business have been shown as contributions of capital in the accompanying statement of changes in stockholders' equity for the years ended December 31, 1994 and 1993 and for the five month period of partnership operation ended May 31, 1995.

During April, 1995 the Company entered into a one year consulting agreement with an entity whereby the entity would provide to the Company financial consulting services. Pursuant to the agreement the entity agreed to assist the Company in preparing a private placement memorandum to obtain equity financing in the amount of up to $600,000 and to assist the Company in completing a registration statement by which the common stock may become tradable in a public market. In exchange for these services the Company agreed to pay $65,000 in cash and to issue 160,000 shares of its $.001 par value common stock to the consultant. During the third quarter of 1995, the Company began offering shares of its common stock at $1.50 per share pursuant to the private placement. The Company issued 329,100 shares of common stock for cash aggregating $486,459, net of offering expenses of $7,191 through October 31, 1995. The stock issued to the consultant was valued at $240,000 ($1.50 per share) and such amount is included in other income and expense in the accompanying statement of operations. The Company issued an additional 32,000 shares valued at $48,000 to an individual for consulting services provided in connection with the private offering.

During May 1995, the Company authorized the issuance of 200,000 common stock purchase warrants to shareholders of record on a pro rata basis. The warrants are exercisable at $5.00 per share for a 24 month period from the effective date of the registration statement and may be redeemed prior to exercise upon 30 days notice for a price of $.001 per warrant.

During July and September of 1995 the Company entered into consulting agreements with two prominent sports persons for their assistance in the acquisition of additional licenses for the sale of pin products with top athletes in the golf and tennis professions. As compensation for these services, the Company will issue an aggregate of 43,000 shares of its restricted common stock valued at $1.50 per share. An amount of $64,500 has been included as subscriptions to common stock with a corresponding charge to selling and marketing expense in the accompanying financial statements.

Preferred stock:

During May 1995 the Company authorized the issuance of 250 shares of Class A preferred stock and 800 shares of Class B preferred stock on a pro rata basis to shareholders of record on May 15, 1995. The Class A preferred stock is convertible into 1,000 shares of common stock for each preferred share upon the conclusion of the first fiscal year that the Company attains at least $1,000,000 of after tax profits.. The Class B preferred stock is convertible into 1,000 shares of common stock for each preferred share upon the conclusion of the first fiscal year that the Company attains at least $3,000,000 of after tax profits. Neither class of preferred stock is entitled to voting rights or dividends. No value was placed on the preferred stock.

During September 1995, the Company authorized the issuance of 700 shares of Class C preferred stock to an individual in exchange for $105,000 in cash. Each Class C preferred share is convertible, after four months from the purchase date, into 100 shares of common stock and a warrant to purchase 10 additional shares of common stock at $5 .00 per share. The Class C preferred stock is not entitled to voting rights or dividends.

Other:   For purposes of these financial statements, the amounts necessary to fund the losses of GS III applicable to its pin business for the period from January 1, 1993 to May 31, 1995 have been shown as capital contributions by the partners of GS III in the accompanying Statement of Changes in Stockholders' Equity. Accumulated losses of the partnership during the period from January 1, 1993 to May 31, 1995 amounting to $145,317 have been charged to additional paid in capital at May 31, 1995 so that the remaining accumulated deficit at October 31, 1995 represents only the losses of the corporate entity.

Note 4. INCOME TAXES

The operations presented for the years ended December 31, 1994 and 1993 are those of GS III and are not attributed to the Company for federal and state income tax purposes. The operations presented for the ten months ended October 31, 1995 include GS III operations applicable to the commemorative pin business from the period from January 1, 1995 to May
31, 1995 and are likewise excluded for income tax purposes. The Company has adopted Financial Accounting Standards Board Statement No. 109,
Accounting for Income Taxes. Of the loss for the ten months ended October
31, 1995 approximately $485,900 will be available as an operating loss carryforward for the Company expiring during 2010. The Company is unable to predict future taxable income that would enable it to utilize the loss carryforward and therefore the deferred tax asset attributable thereto of approximately $165,000 is fully reserved.

Note 5. RELATED PARTY TRANSACTIONS

Effective May 15, 1995 the Company entered into a management support agreement with GS III whereby GS III will supply support services to the Company including the use of office space and equipment and the use by the Company of employees of GS III in performing administrative functions, planning and negotiation of license and sales agreements. The contract provides for payments of $25,000 per month plus 7% of gross revenues and expires on October 31, 1997. The contract was modified effective January 1, 1996 to provide that certain employees of GS III become employees of the Company and to reduce the fixed monthly payment to $10,000 per month.

During the period from May 15, 1995 to October 31, 1995, the Company made aggregate payments under the contract of $164,813 of which $137,000 was charged to expense. The excess payments are classified as prepaid expenses - related party in the accompanying balance sheet at October 31, 1995.

During the years ended December 31, 1994 and 1993 and the five months ended May 31, 1995, GS III incurred similar general and administrative expenses as provided for in the management contract. For purposes of the financial statements included herein, allocation of such costs between the pin business and the sports management business carried on by GS III was based upon the percentage of gross revenues provided by each business activity. Allocation of these expenses to the pin business, of which the Company is the successor, was as follows:

    Five months ended May 31, 1995                         $ 25,734
    Year ended December 31, 1994                           $ 71,212
    Year ended December 31, 1993                           $ 59,448

Note 6. STOCK OPTION PLAN

During 1995, the Company adopted the 1995-1996 Non-Statutory Stock
Option Plan which provides for granting to the Company's officers, directors, employees and certain other individuals who consult with or advise the Company, options to acquire up to 750,000 shares of the Company's common stock. The shares issuable under the 1995-1996 plan are at a price not less than 85% of the fair market value of the stock on the date of grant. The exercise periods of the options are not to exceed ten years. No options have been granted pursuant to the plan as of October 31, 1995.

Note 7. SALES TO MAJOR CUSTOMERS

During the ten months ended October 31, 1995 and the years ended
December 31, 1994 and 1993, the Company made sales to customers that comprise greater than 10% of total revenues as follows:

                 Grand Slam Licensing, Inc.
                       Balance Sheets
               July 31, 1996 and 1995
                        (unaudited)
                           ASSETS
                                     1996                1995
Current assets:                   -----------         -----------
  Cash and cash equivalents          $101,548          $  62,423
  Accounts receivable, trade, less
   reserve for bad debts of
   $6,013 in 1994                     283,825              8,756
  Inventories                         295,286             67,048
  Prepaid expenses                     27,742             30,600
                                  -----------         -----------
      Total current assets            708,401            268,827

Equipment                              12,059                  -

Other assets:
  Product design costs                 18,685             16,852
  Trademarks                            2,868              2,073
  Organization costs                       67                 90
                                  -----------         -----------
                                   $  742,080          $ 187,832
                                 ============         ===========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of
    long-term debt                $         -   $   26,625
  Accounts payable, trade             270,173       19,213
  Accrued expenses                     75,657          909
  Notes payable                       135,250            -
                                  -----------     -----------
      Total current liabilities       481,080       46,747

Long-term debt                              -        26,625
Commitments (Note 5)

Stockholders' equity:
 Preferred stock class A,
 1, 000 shares authorized,
  250 shares issued and outstanding         -             -
 Preferred stock class B,
 1, 000 shares authorized,
  800 shares issued and outstanding         -             -
Common stock, $.001 par value,
  50,000,000 shares authorized,
  1,329,100 and 808,000 shares
  issued and outstanding                1,411         1,262
 Additional paid-in capital           921,510       417,482
Subscriptions to common stock          64,500             -

Accumulated deficit                  (726,421)     (304,284)
                                  -----------    -----------
                                      261,000       114,460
                                  -----------    -----------
                                  $   742,080    $  187,832
                                  ===========    ===========

     See accompanying notes to financial statements.


                    Grand Slam Licensing, Inc.
                     Statements of Operations
                 Nine Months Ended July 31, 1996 and 1995
                            (unaudited)
                                                1996             1995
                                            -----------        -----------
Revenues:
 Sales                                       $  404,325        $  32,940

Costs and expenses:
 Cost of sales                                  326,118           35,793
 Selling and marketing                           83,609           20,357
General and administrative                      104,401           16,490
 Management fees paid to related party          120,000           50,000
                                            -----------         ---------

Income (loss) from operations                  (229,803)         (89,700)

Other income and (expense):
 Interest income                                  7,427                -
 Consulting expense associated with
  private offering of securities                      -         (247,500)
 Interest expense                                (5,251)            (511)
                                            -----------       -----------

  Net income (loss)                          $ (227,627)      $ (337,711)
                                            ===========       ==========
Earnings (loss) per share:
 Net income (loss)                           $    (0.17)      $    (0.32)
                                            ===========       ==========

 Weighted average shares
       outstanding                            1,356,433        1,049,278
                                            ===========       ==========

      See accompanying notes to financial statements.

                 Grand Slam Licensing, Inc.
                  Statements of Cash Flows
        Nine Months Ended July 31, 1996 and 1995


                                                1996             1995
                                            -----------       -----------
Cash flows from operating activities:
  Net (loss)                               $  (227,627)      $  (337,711)
  Adjustments to reconcile net (loss) to net
   cash provided by operating activities:
   Amortization  & depreciation                  9,828                 -
   Common stock issued or
        subscribed for services                      -           247,500
Changes in assets and liabilities:
    (Increase) decrease in accounts
      receivable                              (259,952)            5,233
    (Increase) decrease in inventory          (195,656)          (57,628)
    (Increase) decrease in prepaid
       expenses                                 15,178           (30,600)
    Increase (decrease) in accounts
         payable                               203,582              (759)
    Increase (decrease) in accrued liabilities  55,743               909
                                            ----------       -----------
       Total adjustments                      (171,277)          164,655

  Net cash provided by (used in)
   operating activities                       (398,904)         (173,056)
                                            -----------       -----------
Cash flows from investing activities:
    Purchase of equipment                      (12,839)                -
    Purchase and development of
    trademark and product development
             costs                                   -           (19,005)
                                           -----------       -----------
Net cash (used in) investing activities        (12,839)          (19,005)
                                           -----------       -----------

Cash flows from financing activities:
   Notes payable                               100,000            53,250
    Proceeds from sale of common stock               -           145,651
    Accrued interest satisfied with common
         stock                                   1,768                 -
     Capital contributions to the partnership        -            57,980
                                           -----------       -----------
 Net cash provided by financing activities     101,768           256,881

 Increase (decrease) in cash                  (309,975)           64,820


Cash and cash equivalents,
  beginning of period                          411,523             2,397
                                            ----------        ----------
Cash and cash equivalents,
 end of period                               $ 101,548          $ 62,423
                                            ==========        ==========

Supplemental cash flow information:
   Cash paid for interest                    $     822          $      -
   Cash paid for income taxes                $       -          $      -

      See accompanying notes to financial statements.

                                 Grand Slam Licensing, Inc.
                               Notes to Financial Statements

Note 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING
POLICIES

The Company was incorporated on April 26 , 1995, in the State of Indiana.
 The Company is a successor to the commemorative pin business carried on by Grand Slam III (GS III), an Illinois limited partnership formed in April 1993. The partnership continues to operate its sports management business and to fulfill certain general and administrative functions for the Company (See Note 5 ).

The financial statements consist of the commemorative pin business of the Company for the nine month period ended July 31, 1996 and a nine month period ended July 31, 1995 which is a combination of operations of the partnership for the six months ended April 30, 1995 and the operations of the Company for the three months ended July 31, 1995.

Inventories: Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventory consists principally of commemorative pins manufactured by others.

Fixed assets: The company uses office equipment owned or leased by GSIII with the exception of a computer system used in the design and layout of
new pins, advertising and packaging.   Depreciation is provided for on the
straight line method over the estimated useful life of the equipment. Accumulated depreciation as of July 31, 1996 was $780.

Product design costs: Costs of dies and photographic images used in the design and production of the Company's commemorative pins are capitalized and amortized to expense over a three year period. The Company reviews the costs accumulated on an annual basis and charges off unamortized balances associated with pins that are no longer being sold.

Cash and cash equivalents: Cash and cash equivalents consist of cash and other highly liquid debt instruments with original maturities of less than three months. Included in the cash balance at July 31, 1996 is a Treasury bill valued at $99,140, purchased June 26, 1996 with a maturity date of
September 26, 1996.   The Company has pledged this Treasury bill as
collateral for a bank line of credit in the amount of $100,000 due September 26, 1996 (see note 2).

Advertising costs: Advertising costs are charged to operations when incurred. Advertising costs were $11,664 for the nine months ended July 31, 1996 and $1,420 for the nine months ended July 31, 1995

Revenue recognition: The company recognizes revenue from the sale of its products upon shipment.

Concentration of credit risk: 	Financial instruments that potentially
subject the Company to a concentration of credit risk consist principally of cash and cash equivalents. During the year the Company did not maintain cash deposits at financial institutions in excess of the $100,000 limit covered by the Federal Deposit Insurance Corporation.

Net loss per share:   The net loss per share is computed by dividing the net
loss for the period by the average number of common shares outstanding
for the period.   Common stock equivalents are excluded from the
computation as their effect would be anti-dilutive.   Shares issued to the
Company's founders on May 31, 1995 are considered to be outstanding from the beginning of the periods presented.

Note 2. LONG-TERM DEBT AND NOTES PAYABLE

Long-term debt on July 31, 1995 consists of four promissory notes given in exchange for cash aggregating $53,250. The notes and accrued interest at 12.5% per annum are due in two annual installments on the anniversary
dates of the notes.   The Company redeemed two of the notes and accrued
interest in exchange for 12,000 shares of $.001 par value common stock on
May 1, 1996.   The amount of the two notes converted to common stock
totaled $18,000 with accrued interest on $1,768.   The first installment on
the two remaining notes was extended and the entire balance of $35,250 is due in July 1997.

The Company established a line of credit on June 26, 1996 in the amount of
$100,000.   The line of credit is evidenced by a note with interest on the unpaid balance payable monthly at the prime rate of the bank plus 8.25%.
The line of credit is fully collateralized by a Treasury bill held by the bank in an investment account.

Note 3. STOCKHOLDERS EQUITY

At inception, the Company issued 808,000 shares of its $.001 par value common stock to four of its officers and/or directors in exchange for certain assets of GS III. For the purpose of these financial statements, these shares are considered to be outstanding as of beginning of the periods presented and the value attributed thereto represents partnership basis in certain net assets applicable to the pin business.

The Company issued 12,000 additional shares of stock during the nine month period ended July 31, 1996 in exchange for two notes payable. Further the Company issued 70,000 shares of stock and 700 warrants in exchange for 700 shares of Class convertible preferred. Each warrant entitles the holder to purchase 10 shares of common stock at $5.00 per share.

Note 4. INCOME TAXES

The operations presented for the nine month period July 31, 1995 include six months of GSIII and are not attributed to the Company for federal and state income tax purposes. The Company has adopted Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. The
Company has an operating loss carryforward from the period ended October
31, 1995 approximately $485,900 (expiring during 2010).   The Company
is unable to predict future taxable income and therefore the deferred tax asset attributable thereto of approximately $165,000 is fully reserved.

Note 5. RELATED PARTY TRANSACTIONS

For the last two months of the period ended July 31, 1995, the Company operated under an agreement with GSIII whereby GSIII supplied support services to the Company including the use of office space, equipment and
the use of GSIII employees.   During this two month period the agreement
required a payment of $25,000 per month plus 7% of net income.   The
agreement was modified effective January 1, 1996 to provide that the certain employees of GSIII become employees of the Company and to reduce the
fixed monthly fee to $10,000 per month.   During the nine month period
ended July 31, 1995, the Company made aggregate payments under the
contract of $49,813 and accrued an additional $187.   During the nine
month period ended July 31, 1996, the Company made aggregate payments of $72,187, accrued an additional $20,000 and charged of an additional
$27,813 which was prepaid at the beginning of the period.   The Company
owed GSIII a balance of $20,000 as of July 31, 1996.

Note 6. STOCK OPTION PLAN

During the nine month periods ended July 31, 1996 and 1995, the Company did not grant any stock options under its Non-Statutory Stock Option Plan.

                                  PART II
                  INFORMATION NOT REQUIRED BY PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Other expenses in connection with this offering which will be paid by Grand Slam Licensing, Inc. (hereinafter in this Part II referred to as the "Company") are estimated to be substantially as follows:

                                                           Amount
                                                          Payable
Item                                                     By Company
S.E.C. Registration Fees	                                $     705.96
State Securities Laws (Blue Sky) Fees and Expenses	          1,500.00
Printing and Engraving Fees	                                 5,000.00
Legal Fees	                                                 15,000.00
Accounting Fees and Expenses	                               10,000.00
Transfer Agent's Fees	                                       1,500.00

Total	                                                     $33,705.96

Item 14.	Indemnification of Officers and Directors.

Indemnification. The Company shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Indiana, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or served any other enterprise as director, officer or employee at the request of the Company. The Board of Directors, in its discretion, shall have the power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Company. The extent of the indemnification shall be determined on a case by case basis and will be dependent on the nature of the action, suit or proceeding and the specific facts and circumstances surrounding the situation.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, the Company understands that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

Item 15.	Recent Sales of Unregistered Securities.

At inception, the Company issued 808,000 common shares to its officers and directors (Milton Thompson - 323,000 common shares, Dennis
DeYoung 323,200 common shares, Harold Thompson 80,800 common shares and
Joel Stein - 80,800 common shares in exchange for certain assets and liabilities
of Grand Slam III, an affiliated limited partnership.   The liabilities
assumed were more than the value of the assets and so the Company received $808 and paid in capital of (6,539).

On May 16, 1995, the Company issued 160,000 common shares to Pratt,
Wylce & Lords, Ltd. and 32,000 common shares to Alan Filson for consulting services pursuant to the terms of a consulting agreement filed as
an exhibit to the registration statement.   The services were valued
at $1.50 per common share.

During May, 1995, the Company issued 250 Class A Preferred Stock and
800 Class B Preferred Stock on a pro rata basis to shareholders of record on May 15, 1995 (Milton Thompson, Dennis DeYoung, Howard Thompson
and Joel Stein).   These securities were issued to the shareholders as a
dividend and no direct amount of consideration was paid by the shareholders.

During September 1995, the Company issued 700 Class C preferred stock to Hugh & Marianne Baker in exchange for $105,000 in cash.

During July and September of 1995, the Company entered into consulting agreements with two prominent sports persons for their assistance in the acquisition of additional licenses for the sale of pin products with top athletes in the golf and tennis professions. As compensation for these services, the Company will issue an aggregate of 43,000 common shares valued at $1.50 per common share.

The Company also pursued a private placement at $1.50 per common shares during the third quarter of 1995 and issued a total of 329,100 to the following individuals. These issuances were made in compliance with Rule 505, Regulation D of the Securities Act of 1933 by Registrant's
management, consultants and selected broker/dealers.   No commissions or
other remuneration was paid to anyone other than a NASD selected
broker/dealer.   No general solicitation was utilized.   There was less than
35 nonaccredited investors.   The determination of whether an
investor was accredited or nonaccredited was based on the responses in the subscription agreement filled out by each investor.


Date                                        Amount of        Amount
Issued	  Name                               Common Stock         Paid
-------- --------                          --------------   ------------
6/13/95  Malcolm Thompson                     3,000          $4,500 cash
6/13/95  Ethel Thompson
          & Verna Saunders                    3,000          $4,500 cash
6/28/95  Richard Payne                        3,333          $5,001 cash
7/3/95    Larry Konfirst                      9,000         $13,500 cash
7/6/95    William Taylor                      6,000          $9,000 cash
7/6/95    CarolAnn Mihalik                    3,000          $4,500 cash
7/14/95  Clifford Jaebker                     6,100          $9,150 cash
7/19/95  Greg Brown                           5,000          $7,500 cash
7/19/95  Joseph Kack                          3,000          $4,500 cash
7/19/95  Bradley Beck                         5,333        $7,999.50 cash
7/20/95  Thomas Kaminski                     20,000         $30,000 cash
7/24/95  Thomas Hayden                        3,000          $4,500 cash
7/24/95  Lois Zoll                            3,000          $4,500 cash
7/26/95  Kellye Moore                         3,000          $4,500 cash
7/26/95  Domenic Angelicchio                  4,000          $6,000 cash
7/26/95  Butch Cameron                        3,000          $4,500 cash
7/28/95  Robert & Alisa DeStefano             3,000          $4,500 cash
7/31/95  James Haines                         3,334          $5,001 cash
8/2/95    Richard Roberts                     3,000          $4,500 cash
8/3/95    Robert Brown                        5,000          $7,500 cash
8/4/95    Shirley Jean Carroll                3,000          $4,500 cash
8/4/95    Michael Campbell                    3,000          $4,500 cash
8/4/95    William Brady
             & James Curtis                   3,000          $4,500 cash
8/7/95    Bradley Mays
8/7/95    Donald Burdsall                     3,000          $4,500 cash
8/8/95    Kerry Kenna                         3,000          $4,500 cash
8/8/95    Chloe Green                         3,000          $4,500 cash
8/10/95  Lisa Railing                        10,000         $15,000 cash
8/10/95  Jay Rifkind                          3,000          $4,500 cash
8/16/95  Robert Kemmerer                     30,000         $45,000 cash
8/16/95  Elizabeth Gheen                      3,000          $4,500 cash
8/20/95  Lauren Tracy                         3,000          $4,500 cash
8/21/95  Roger Vosti                          3,000          $4,500 cash
8/21/95  Carol & Paul Rice                    3,000          $4,500 cash
8/21/95  Johnny & Barbara Wong                3,000          $4,500 cash
8/21/95  Francis Hong                         3,500          $5,250 cash
8/21/95  Julius & Jean Richmond               6,000          $9,000 cash
8/21/95  Michael Tower                        6,000          $9,000 cash
8/21/95  Dominic & Julie Cippola              3,000          $4,500 cash
8/21/95  Terrence Dooher                      3,000          $4,500 cash
8/22/95  Robert Kube                          3,000          $4,500 cash
8/22/95  Myron Wolf                           3,000          $4,500 cash


8/22/95  Jeff McGuire                         3,000          $4,500 cash
8/24/95  RE Hunt Trust                        3,000          $4,500 cash
8/24/95  Gerald Dooher                        3,000          $4,500 cash
8/25/95  Gary Muncy                          12,000         $18,000 cash
8/25/95  Stephen Jones                        3,000          $4,500 cash
8/28/95  Daniel Carlson                       3,000          $4,500 cash
8/28/95  Mitsui & Betsy Tatsugawa             4,000          $6,000 cash
8/29/95  Robert Gerner                        3,000          $4,500 cash
8/29/95  Steven Worland                       3,000          $4,500 cash
8/29/95  Donna Stocker                        3,000          $4,500 cash
8/29/95  Roger Burch                          3,000          $4,500 cash
8/31/95  Robin Cipolla                        3,000          $4,500 cash
8/31/95  Fred Yde                             3,000          $4,500 cash
8/31/95  R.K. Hunter                          3,000          $4,500 cash
9/1/95   Karen & Donald Matthews              3,000          $4,500 cash
9/1/95   Gavin Hart                           6,000          $9,000 cash
9/1/95   David Solotkin                       6,000          $9,000 cash
9/6/95   William Paton                        9,000         $13,500 cash
9/7/95   Alan Fiering                         3,000          $4,500 cash
9/7/95   Nicholas Deets                      10,000         $15,000 cash
9/7/95   Charles Poulsen                      3,500          $5,250 cash
9/7/95   Ora Elliott                          6,000          $9,000 cash
9/9/95   Elaine Paton                         9,000         $13,500 cash
9/9/95   William Paton IRA                    9,000         $13,500 cash
9/11/95  Frances Stewart                      3,000          $4,500 cash
9/11/95 William Thompson                      3,000          $4,500 cash

Due to the integration rules of Section 502(a), all of the above issuances of common stock would be deemed to be integrated and deemed to be part of
the same Regulation D offering (Section 505).   As a result, the Company
obtained subscription agreements from all investors which indicated
whether or not the investors were accredited.   There were a total
of 33 non-accredited investors.   All of the above sales were made without
general solicitation.   No commissions were paid to anyone other than
registered NASD broker-dealers.    The total aggregate value of all of the
issuances were substantially less than $5,000,000.

Exhibit Index.
(1)                   Not Applicable
(2)                   Not Applicable
(3)                   Articles of Incorporation, Amendments and Bylaws
(4)                   Specimen certificate for Common Stock - to be filed
                       by amendment
(5)                   Consent and Opinion of Thompson & Stein regarding
legality
                      of securities registered under this Registration Statement and to the references to such attorney in the Prospectus
                      filed as part of this Registration Statement
(6)                   Not Applicable
(7)                   Not Applicable
(8)                   Not Applicable
(9)                   Not Applicable
(10.1)                Agreement to Provide Management, Professional and
                      Support Services between Grand Slam III and Grand Slam
                      Licensing, Inc., dated June 15, 1995 incorporated by
                      reference to Form S-1 filed July 17, 1996, file no. 333-
                      8233.
(10.2)                Amendment to the Agreement to Provide Management,
                      Professional and Support Services, dated January 1, 1996
(10.3)                Sales Agreement with Labyrinth Sales Company dated July
                      14, 1995 incorporated by  reference to Form S-1 filed July
                      17, 1996, file no. 333- 8233.
(10.4)             Merchandising Licensing Agreement
(11)                  Not Applicable
(12)                  Not Applicable
(13)                  Not Applicable
(14)                  Not Applicable
(15)                  Not Applicable
(16)                  Not Applicable
(17)                  Not Applicable
(18)                  Not Applicable
(19)                  Not Applicable
(20)                  Not Applicable
(21)                  Not Applicable
(22)                  Not Applicable
(23)                  Not Applicable
(24)                  Consent of Winter, Scheifley & Associates, P.C., Certified
                         Public Accountants for the Company
(25)                 Not Applicable
(26)                 Not Applicable
(27)                 Not Applicable
(28)                 Not Applicable
(99.1)               Lease Agreement between Crowe-Lippe-Gillespie and
                     Sports Ventures II, an affiliate of Grand Slam III, dated
                     October 29, 1990
(99.2)               Addendum to Office Lease
(99.3)               Consulting Agreement with Pratt, Wylce & Lords, Ltd.
                     incorporated by reference to Form S-1 filed July 17, 1996, file no. 333-8233.
(99.4)               Lock Up Agreement
(99.5)               Employment Agreement with Milton Thompson
                     incorporated by reference to Form S-1 filed July 17, 1996, file no. 333-8233.
(99.6)               Assignment by Grand Slam III of the Rights and
                     Responsibilities under its Agreement with Pratt, Wylce &
                     Lords, Ltd. to Grand Slam Licensing, Inc.
(99. 7)              Letter re: Extension of Consulting Agreement with Pratt,
                     Wylce & Lords, Ltd.

Item 17.	Undertaking.
	The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the
Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter), if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

	(2)	That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Delivery of Certificates.

	The undersigned registrant hereby undertakes to provide to the Transfer Agent at the closing, certificates in such denominations and registered in such names as are required by the Transfer Agent to permit prompt delivery to each purchaser.

(c)	Indemnification.

	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in the Company's Articles of Incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                        Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 as amended to be signed on its behalf by undersigned, thereunto duly authorized, in the city of Indianapolis, State of Indiana on the 8th day of October, 1996.

                                          Grand Slam Licensing, Inc.


                                          /s/ Milton O. Thompson
                                          --------------------------------
                                          By: Milton O. Thompson,
                                          President


Pursuant to the requirements of the Securities Act of 1933, this Registration on Form S-1 as amended has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Capacity                         Date

/s/ Milton O. Thompson                                            10/8/96
-----------------------------  Chief Executive Officer       ----------------
Milton O. Thompson             Chief Financial Officer
                               Principal Accounting Officer
                               Controller
                               Director

/s/ Dennis DeYoung                                               10/8/96
-----------------------------  Vice President/Secretary      ----------------
Dennis DeYoung                 Director

/s/ Harold Thompson                                              10/8/96
----------------------------   Director                      ----------------
Harold Thompson

/s/ Joel K. Stein                                                10/8/96
---------------------------    Director                      ----------------
Joel K. Stein